UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

KBR, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 30, 2009

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of KBR, Inc. The meeting will be held on Thursday, May 14, 2009, beginning at 9:00 a.m., local time in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. The Notice of Annual Meeting of Stockholders, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the meeting.

At the meeting, stockholders are being asked to:

•	elect two Class III directors to serve for three years and until their successors shall be elected and qualified;

•	ratify the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR, Inc. for the year ending December 31, 2009;

•	consider a stockholder proposal to create a board committee on human rights;

•	consider a stockholder proposal to establish a committee of independent directors to review alleged financial misconduct and human rights abuses by the company in Iraq; and

•	transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

We appreciate the continuing interest of our stockholders in the business of KBR, and we hope you will be able to attend the meeting.

Sincerely,

WILLIAM P. UTT
Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be Held May 14, 2009

KBR, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, May 14, 2009, at 9:00 a.m., local time, in The Texas Room located at 601 Jefferson Street, Houston, Texas 77002. At the meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement:

1.	To elect two Class III directors to serve for three years and until their successors shall be elected and shall qualify.

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR for the year ending December 31, 2009.

3.	To consider a stockholder proposal to create a board committee on human rights.

4.	To consider a stockholder proposal to establish a committee of independent directors to review alleged financial misconduct and human rights abuses by the company in Iraq.

5.	To transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Monday, March 16, 2009, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-690-6903, or

•	by marking your votes, dating and signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold KBR shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders. No guests will be admitted. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin promptly at 9:00 a.m. Each stockholder holding KBR shares in brokerage accounts is required to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

By Order of the Board of Directors,

JEFFREY B. KING
Secretary

March 30, 2009

i

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of KBR, Inc. (“KBR,” the “Company,” “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting of Stockholders.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis and no guests will be admitted. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you are required to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

If you attend the meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone, or returned a properly executed proxy; and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the meeting.

The record date for determination of stockholders entitled to vote at the meeting is Monday, March 16, 2009. KBR’s common stock, par value $0.001, is the only class of capital stock that is outstanding. As of March 16, 2009, there were 160,856,408 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the meeting.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as set forth below, shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

In the election of directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted, whether or not a majority of the shares present, up to the number of directors to be elected by those shares, will be elected. Shares present but not voting on the election of directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters for which brokers may exercise their own discretion.

The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of KBR.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about April 1, 2009, at www.investoreconnect.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-579-1639; (b) internet at www.investoreconnect.com; or (c) e-mail at sendmaterial@investoreconnect.com. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2008, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 601 Jefferson Street, Suite 3400, Houston Texas 77002 and our website address is www.kbr.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

The following are answers to common questions about voting KBR shares at the meeting. If your question is not addressed below or elsewhere in this proxy statement, please contact KBR’s Investor Relations Department at (713) 753-5082.

Who is entitled to vote?

Holders of record at the close of business on March 16, 2009, which is the record date for the meeting, will be entitled to one vote per share. Fractional shares will not be voted. On the record date, KBR had 160,856,408 shares of common stock, par value $0.001 per share, outstanding.

Who is soliciting my proxy to vote my shares?

KBR’s Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 14, 2009 meeting and at any adjournment or postponement of that meeting.

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of KBR common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

How do I give voting instructions?

As described on the enclosed proxy card, proxies may be submitted:

•	over the Internet,

•	by telephone or

•	by mail.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, May 13, 2009.

Can I change my vote?

A proxy may be revoked by a stockholder at any time before it is voted by:

•	giving notice of the revocation in writing to KBR’s Corporate Secretary at 601 Jefferson Street, Houston, Texas 77002,

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or

•	voting in person at the meeting.

What are voting requirements to elect the directors and approve each of the proposals?

KBR’s Bylaws provide that, in general, holders of a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders. The directors will be elected by a plurality of the shares of KBR’s common stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent registered public accounting firm and the stockholder proposals will require the affirmative vote of a majority of the shares of KBR’s common stock present in person or represented by proxy at the meeting and entitled to vote.

If my shares are held in “street name” by my broker, how will my shares be voted?

Shares held in street name which are not voted by a broker on a matter in the absence of instructions from the beneficial owner, known as broker non-vote shares, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not be counted for or against the matter unless you provide instructions to your broker. Your vote is important, and we request that you vote your shares as promptly as possible by returning your instructions to your broker.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of the independent registered public accounting firm and the stockholder proposals.

Does KBR offer electronic delivery of proxy materials?

Yes. KBR encourages you to reduce printing and mailing costs by signing up for electronic delivery of KBR stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the proxy statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is “householding?”

In accordance with notices that KBR sent to certain stockholders, KBR is sending only one copy of its meeting materials to stockholders who share the same address, unless they have notified KBR that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or proxy statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to 1-800-542-1061. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing KBR stock at two different brokerage firms, your household will receive two copies of the notice or meeting materials—one from each brokerage firm. To reduce the number of duplicate sets of the notice or meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Does KBR offer electronic delivery of proxy materials?”

PROPOSAL No. 1

ELECTION OF DIRECTORS

Our Board of Directors is “classified” into three classes serving staggered three-year terms, with Messrs. Utt and Curtiss being designated Class I directors, Messrs. Huff, Lyles and Slater being designated Class II directors and Messrs. Carroll and Blount being designated Class III directors. The size of our Board of Directors is currently set at seven members.

Pursuant to our Certificate of Incorporation and Bylaws, the members of the Board of Directors serve for three year terms and hold office until their successors are elected and qualified or until their earlier resignation or removal. Class I directors will serve until the annual meeting of our stockholders to be held in 2010 and Class II directors will serve until the annual meeting of our stockholders to be held in 2011. The terms of the current Class III directors will expire on the date of the upcoming Annual Meeting of Stockholders. Accordingly, two persons are to be elected to serve as Class III directors at the Annual Meeting of Stockholders. Management’s nominees for election by the stockholders to those two positions are the current Class III members of the Board of Directors, Messrs. Blount and Carroll. Both nominees have indicated his willingness to serve, if elected. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as we may designate. We have no reason to believe that either of the Class III nominees will be unable to serve if elected. If a quorum is present, the nominees for Class III director receiving the highest number of votes will be elected as Class III directors.

The Board of Directors recommends that you vote FOR the election of each Class III director nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

The following biographical information is furnished with respect to each of the Class III director nominees for election at the meeting and each incumbent member of the Board of Directors. The information includes age as of March 16, 2009, present position, if any, with KBR, period served as director, and other business experience during at least the past five years.

Nominees for Class III Director—Term Ending 2012

W. Frank Blount, 70, is currently Chairman and Chief Executive Officer of JI Ventures, Inc., which is a hi-tech venture capital company based in Atlanta, Georgia. From June 2000 to October 2002, he served as Chairman and Chief Executive Officer of Cypress Communications Corporation, a telecommunications company. Mr. Blount also serves on the Boards of Caterpillar, Inc., Alcatel-Lucent, Entergy, Inc. and the Advisory Board for China Telecom. Mr. Blount joined the Board in April 2007 and is a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. Mr. Blount also serves as KBR’s Lead Director.

Loren K. Carroll, 65, is the former President and Chief Executive Officer of M-I SWACO and Executive Vice-President of Smith International, Inc., a worldwide supplier of drilling fluids and related equipment and services to the oil and gas industry. M-I SWACO is owned 60% by Smith International, Inc. Mr. Carroll held that position from March 1994 until his retirement in April 2006. From April 2006 to April 2008, Mr. Carroll was an independent consultant and advisor to Smith International, Inc. Mr. Carroll currently serves as a director of Forest Oil Corporation, Fleetwood Enterprises, Inc., CGG Veritas, Inc. and Smith International, Inc. Mr. Carroll joined the Board in April 2007 and is Chairman of the Compensation Committee and a member of the Audit Committee.

Incumbent Class I Directors—Term Ending 2010

Jeffrey E. Curtiss, 60, is a private investor. From January 2000 to June 2006, Mr. Curtiss served as Senior Vice President and Chief Financial Officer of Service Corporation International, a leading provider of funeral and cemetery services. Mr. Curtiss joined the Board in November 2006 and is a member of the Health, Safety and Environment (HSE) Committee and is Chairman of the Audit Committee.

William P. “Bill” Utt, 52, was named President and Chief Executive Officer of KBR effective March 15, 2006. He was named Chairman in April 2007. Prior to joining KBR, he was President and Chief Executive Officer of SUEZ Energy North America from 2000-2006, with responsibility for the LNG, retail energy, energy marketing and trading, power generation and development businesses.

Incumbent Class II Directors—Term Ending 2011

John R. Huff, 63, has been Chairman of Oceaneering International, Inc.’s Board of Directors since August 1990. Mr. Huff served as a director and Chief Executive Officer of Oceaneering International, Inc., an oil field services company, since joining the company in 1986, until his retirement from the position of Chief Executive Officer in May 2006. Mr. Huff is also a director of BJ Services Company, Rowan Companies and Suncor Energy, Inc. Mr. Huff joined the Board in April 2007 and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Lester L. Lyles, 62, has been an independent consultant since 2003. Prior to that, he served in the U.S. Air Force for over 35 years as: Commander of the Space and Missile Systems Center from 1994 to 1996; Director of the Ballistic Missile Defense Organization from 1996 to 1999; Vice Chief of Staff of the Headquarters of the U.S. Air Force from 1999 to 2000; and Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation and The Dayton Power and Light Company. Mr. Lyles joined the Board in November 2007 and is a member of the Audit Committee and the Health, Safety and Environment (HSE) Committee.

Richard J. Slater, 62, has been Chairman of ORBIS LLC, an investment and corporate advisory firm, since February 2003. Previously, Mr. Slater served in various executive positions with Jacobs Engineering Group Inc. (JEG) beginning in May 1980. Mr. Slater was employed as a consultant to the chief executive officer of JEG from January 2003 to October 2006 and prior to that, he served as Executive Vice President, Operations from March 1998 to December 2002. Mr. Slater presently serves as non-executive Chairman of Bluebeam Software Inc., and as an independent director of Reliance Steel & Aluminum Co. Mr. Slater joined the Board in November 2006 and is a member of the Nominating and Corporate Governance Committee and is Chairman of the Health, Safety and Environment (HSE) Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of February 28, 2009, regarding the beneficial ownership of KBR’s common stock by persons known by KBR to beneficially own more than five percent of its outstanding common stock, each director or nominee, each of the named executive officers referenced in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to KBR. To our knowledge, except as otherwise noted in the footnotes to this table or as provided by applicable community property laws, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual.

	Shares of KBR Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percentage of Class
Capital World Investors (3) 333 South Hope Street Los Angeles, California 90071	20,263,920	12.6%

William P. Utt(4) (5)	219,446	*
T. Kevin DeNicola(5)(6)	0	*
Charles E. Schneider(5)(6)	293	*
Cedric W. Burgher (6)	0	*
Bruce A. Stanski(4) (5) (8)	89,250	*
John L. Rose(4)(5)	48,743	*
Thomas Mumford(4)	8,830	*
W. Frank Blount(4)	7,400	*
Loren K. Carroll(4)	7,400	*
Jeffrey E. Curtiss(4)(7)	15,900	*
John R. Huff(4)	57,400	*
Lester L. Lyles(4)	7,400	*
Richard J. Slater(4)	10,900	*
All directors and executive officers as a group (18 persons) (4)(5)(6)	876,133	*

*	Less than one percent (1%).
(1)	The address of each of the named executive officers and directors is c/o KBR, Inc., 601 Jefferson Street, Suite 3400, Houston, Texas 77002.
(2)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, shares of KBR common stock, or investment power with respect to KBR common stock, or any combination of the foregoing. Each director and executive officer and the directors and executive officers as a group beneficially own less than 1% of the outstanding shares of KBR common stock.
(3)	Based solely on a Schedule 13G filed February 13, 2009, Capital World Investors (CWI) is deemed to be the beneficial owner of 20,263,920 shares as a result of being a division of Capital Research and Management Company, which is an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. CWI has sole dispositive power over 20,263,920 shares and sole voting power over 9,738,630 shares.
(4)

Includes the following shares of restricted stock as to which the holder has sole voting power, but no investment power: Mr. Utt, 150,972; Mr. Stanski, 33,599; Mr. Rose, 11,210; Mr. Mumford, 4,425; Mr. Blount, 2,100; Mr.

Carroll, 2,100; Mr. Curtiss, 4,200; Mr. Huff, 2,100; Mr. Lyles, 2,800; Mr. Slater, 4,200; and all executive officers and directors as a group, 313,319. The restrictions lapse, and the holder acquires sole investment power, at a rate of 20% per year for a five-year period (except that 55,306 of Mr. Utt’s restricted shares must also meet certain performance measures to vest (11,061 of which have met the performance measures to vest).

(5)	Does not include the following shares of restricted stock units as to which the holder has no voting power and no investment power, but which will convert to common stock on a 1-to-1 ratio, subject to certain conditions: Mr. Utt, 39,422; Mr. DeNicola 8,000; Mr. Stanski, 18,455; Mr. Rose, 18,455; Mr. Schneider, 5,390; and all executive officers and directors as a group, 169,965. With respect to the units held by Messrs. Rose, Stanski and all other executive officers, the restrictions lapse, and the holder acquires voting and investment power, at a rate of 20% per year over a five-year period.
(6)	Mr. Burgher resigned from his position as Senior Vice President and Chief Financial Officer as of March 5, 2008. Mr. Schneider was appointed Interim Chief Financial Officer on March 5, 2008. Mr. Burgher received a lump sum cash payment of $1,277,621, which represented the cash value of his unvested restricted stock shares and restricted stock units which automatically were forfeited upon his resignation on March 5, 2008. Mr. DeNicola was appointed Senior Vice President and Chief Financial Officer on June 18, 2008.
(7)	Includes 5,000 shares held in trust for the benefit of Mr. Curtiss’s immediate family members, over which he has sole voting and investment power. These shares are held in margin accounts as security and are subject to customary margin account requirements.
(8)	Mr. Stanski resigned from his position as President of KBR’s Government and Infrastructure business segment on March 17, 2009. Effective upon his resignation all unvested restricted stock units, restricted shares and options were forfeited.

EXECUTIVE OFFICERS

William C. Bodie, 50, is Interim President of KBR’s Government and Infrastructure (G&I) business segment. Mr. Bodie was appointed to his current position in March 2009 after serving as Senior Vice President, Global Sales and Strategic Planning at G&I since his arrival at KBR in March 2005. Prior to joining KBR, Bodie served as Vice President, Defense Programs at DFI International, a major analytical services firm for the Office of the Secretary of Defense and the US Military.

Klaudia Brace, 52, is Senior Vice President, Administration of KBR. Ms. Brace joined KBR in April 2006. Prior to joining KBR, Ms. Brace served as Senior Vice President, Business Control and Human Resources for SUEZ Energy North America from April 1996 to April 2006.

Dennis Calton, 55, is Executive Vice President, Operations. Mr. Calton was appointed to his position in February 2008. Mr. Calton has been with KBR for 33 years during which time he has served as Senior Vice President, Project Management Oversight & Controls (PMOC) as well as Vice President of KBR’s Onshore Project Operations, Vice President of Onshore Construction, Vice President of Construction/Maintenance Operations and Vice President of Business Segment Management.

Timothy B. Challand, 61, is President of the Technology Business Unit. He was appointed to that position in September 26, 2007. Mr. Challand has been with KBR for 21 years. Prior to his current position, he was Vice President of Technology and Downstream from April 2003 to April 2007.

T. Kevin DeNicola, 54, is Senior Vice President and Chief Financial Officer for KBR, Inc. Mr. DeNicola joined KBR in June 2008. Prior to joining KBR, Mr. DeNicola held numerous senior management positions with Lyondell Chemical Company in corporate development, investor relations and finance, and served as Senior Vice President and Chief Financial Officer for Lyondell from July 2002 to January 4, 2008.

In December 2007, Lyondell Chemical Company merged with a subsidiary of Basell AF, a Luxembourg company, and became a wholly-owned subsidiary of Basell, with the name of LyondellBasell. Basell is a wholly-owned subsidiary of Access Industries, a privately-held U.S. based industrial group. Mr. DeNicola, who served as Senior Vice President and Chief Financial Officer of Lyondell Chemical Company prior to the merger, terminated employment under a change in control agreement on January 4, 2008, shortly after the merger became effective.

On January 6, 2009, LyondellBassell announced that it would seek Chapter 11 bankruptcy protection, in order to facilitate a restructuring of its debt, citing a dramatic softening in demand for its products and unprecedented volatility in raw materials costs during the market decline at the end of 2008.

Andrew D. Farley, 45, is Senior Vice President and General Counsel. Mr. Farley was appointed to his position in June 2006. His appointment followed 13 years in the Legal Department of KBR, having served as Vice President – Legal of KBR’s Energy and Chemicals segment beginning in May 2003.

John W. Gann, 51, is Vice President and Chief Accounting Officer. Mr. Gann has held this position since December 2004. Prior to that, Mr. Gann was a partner in Ernst & Young, LLP from May 2002 to December 2004, after a 22 year career with Arthur Anderson, LLP, ending as a partner of the Commercial Division.

Tom Mumford, 66, is Senior Vice President, Commercial. Mr. Mumford was appointed to this position in December 2008, when KBR’s Business Development Oversight department was renamed Corporate Commercial Transactions. Mr. Mumford had served as Senior Vice President, Business Development since September, 2006. In his current role, Mr. Mumford is responsible for the Company’s business development oversight, corporate development and strategic planning functions, as well as for the Company’s Ventures business unit, which is KBR’s asset development and investment arm. From May 1998 to September 2006, Mr. Mumford served as Senior Vice President, Business Development for SUEZ Energy North America, where he had responsibility for wholesale power acquisition, divestiture and development efforts, as well as LNG program efforts, plus investment management and portfolio rationalization.

John Quinn, 61, is President, Downstream. Mr. Quinn was promoted to his position in September 2007. Beginning in 2004 Mr. Quinn served as Chief Executive Officer for M. W. Kellogg Ltd, KBR’s 55% owned subsidiary in Greenford, United Kingdom. Prior to that, he was KBR’s Vice President-Engineering, Procurement and Construction and was responsible for services associated with the Onshore Business Segment. Mr. Quinn joined KBR in 1994.

John L. Rose, 63, is President, Upstream. Mr. Rose was appointed to his position in August 2007. Prior to his current role, Mr. Rose was Executive Vice President of KBR’s former Energy and Chemicals business segment from September 2005 to August 2007. He also served as Vice President, Subsidiary Operations and Production Services from April 2004 to September 2005. Between October 2000 and April 2004, Mr. Rose was the Executive Director in a major joint venture between KBR and Mitsubishi. During his 35 years with KBR, Mr. Rose has held various positions within KBR, including directing KBR’s upstream market covering onshore and offshore oil and gas projects, LNG and GTL.

David Zimmerman, 55, is President, Services. Mr. Zimmerman was appointed to his position in September 2007. He is responsible for KBR’s industrial and maintenance services businesses, North American construction and Canadian fabrication operations. Prior to his current role, Mr. Zimmerman was KBR’s Senior Vice President Engineering, Procurement, Construction and Services from 2006 to 2007 and Vice President of Construction from 2002 to 2006.

CORPORATE GOVERNANCE

Corporate Governance Materials

We are committed to good corporate governance and to effective communication with our stockholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that our stockholders have access to our governing documents, we provide copies of our Code of Business Conduct and Corporate Governance Guidelines and the charters of each of the committees of our Board of Directors on our website at www.kbr.com, and copies will be provided to any stockholder who requests them by writing to our Investor Relations Department at: 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

Role of the Board of Directors

The Board of Directors represents the interests of our stockholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide oversight of the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing stockholder value over the long term. To this end, Board members are expected to act in the best interests of all stockholders, be knowledgeable about our businesses, exercise informed and independent judgment and maintain an understanding of general economic trends and conditions as well as trends in corporate governance. In addition, it is our Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as stockholder meetings. All of KBR’s incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and of committees on which they served during the periods that they served during 2008, except that Mr. Lyles did not attend seventy-five percent of the meetings of the Board of Directors or the Health, Safety and Environment Committee held during 2008. Our Corporate Governance Guidelines provide that all Directors should attend our annual stockholder meetings and all of our directors except Mr. Lyles attended our 2008 Annual Meeting of Stockholders.

Independence Standards

At this time, all of our directors are independent, as set forth in our Corporate Governance Guidelines and outlined below, except our Chairman, President and Chief Executive Officer, Mr. Utt, who does not qualify as an independent director.

A director will be considered independent under our Corporate Governance Guidelines if he or she:

•	has no material relationship with KBR;

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has not been employed by us or any affiliate of ours during the preceding three years, and no member of the director’s immediate family has been employed as an executive officer of ours or any of our affiliates during the preceding three years;

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has not received, and does not have an immediate family member who has received, during any twelve-month period within the preceding three years, more than $100,000 in direct compensation from KBR, other than director’s fees, committee fees or pension or deferred compensation for prior service;

•	is not a partner or an employee of KBR’s independent auditor, and was not during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

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does not have an immediate family member who is a partner of KBR’s independent auditor or an employee of KBR’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice or was during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

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is not a current employee and does not have an immediate family member who is a current executive officer of any company that has made payments to, or received payments from, KBR or any of its affiliates in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of our or such other company’s consolidated gross revenues; and

•	has not (and has not had a family member who) within the preceding three years served as an executive officer with a company for which a KBR executive served on its compensation committee.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All directors complete independence questionnaires at least annually and our Board makes determinations of the independence of its members under the listing standards of the NYSE and the SEC requirements for Audit Committee members. Our Board believes that its membership should include no more than two directors who are also employees of KBR. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

Audit Committee Financial Expert Determinations

Our Board has determined that each member of its Audit Committee is financially literate and qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K and, as described above, that each member of the Audit Committee is independent, as defined by our Corporate Governance Guidelines, the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

Directors’ Meetings and Stockholder Communications with Directors

The Board of Directors will meet each year immediately following the Annual Meeting of Stockholders to transact such business as may properly be brought before the meeting. Additional regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine, but shall consist of at least four other regularly scheduled meetings. Special meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Corporate Secretary or a majority of the directors in office. KBR’s Bylaws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing or by electronic transmission. During 2008, the Board of Directors held 11 meetings. The Chairman of the Board presides at all Board meetings. KBR’s Chairman of the Board, William P. Utt, is also our President and Chief Executive Officer.

During each regular Board meeting, KBR’s non-employee directors, all of whom have been determined by our Board to be independent under the standards of our Corporate Governance Guidelines and the NYSE, meet in scheduled executive sessions. Our Lead Director, Mr. W. Frank Blount, presides at all executive sessions of the Board. During 2008, the non-employee directors met without management six times.

In addition, each December our non-employee directors meet in executive session to evaluate the performance of our Chief Executive Officer. In evaluating our CEO, the non-employee directors consider qualitative and quantitative elements of the CEO’s performance, including:

•	leadership and vision;

•	integrity;

•	keeping the Board informed on matters affecting KBR and its operating units;

•	performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

•	development and implementation of initiatives to provide long-term economic benefit to KBR;

•	accomplishment of strategic objectives; and

•	development of management.

In addition, the non-employee directors review annually management succession plans and development programs for senior members of executive management. The evaluation and compensation for the next full year, and management succession plans and development programs will be communicated to the CEO only after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

Contact the Board

To foster better communication with our stockholders, KBR has established a process for stockholders and other interested parties to communicate with the Audit Committee and the Board of Directors. The process has been approved by our Board and its Audit Committee and is designed to meet the requirements of the NYSE and the SEC. You may communicate with our Board of Directors or the non-management directors via mail (Board of Directors c/o Director of Business Conduct, KBR, Inc., P.O. Box 3406, Houston, Texas 77253-3406), telephone (1-800-536-4217 (toll-free from the U.S. or Canada) or 770-776-5639 (calling collect from any other country)), or e-mail (fhoukbrbod@kbr.com). Information regarding these methods of communication is also on our website, www.kbr.com, under “Corporate Governance.”

Our Director of Business Conduct reviews all communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, auditing matters or any other significant communications. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Director. A report summarizing the significant communications is sent to each director quarterly and copies of communications are available for review by any director, except that those designated for the non-management directors are not available to management directors. The process has been approved by both the Audit Committee and the Board, and is designed to meet the requirements of the NYSE and the SEC. Concerns may be reported anonymously or confidentially.

The Board of Directors and Standing Committees of Directors

KBR’s Bylaws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. A substantial portion of the analysis and work of the Board is done by standing Board committees. A director is expected to participate actively in the meetings of each committee to which he or she is appointed. At this time, the Board of Directors has four standing committees to which it has delegated certain duties and responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Health, Safety and Environment Committee. Each of the standing committees is comprised entirely of non-employee and, in the business judgment of the Board, independent, directors. The members and chairmen of the respective committees are indicated below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	HSE Committee

W. Frank Blount		X	X*

Loren K. Carroll	X	X*

Jeffrey E. Curtiss	X*			X

John R. Huff		X	X

Lester L. Lyles	X			X

Richard J. Slater			X	X*

*	Chairman

The Board of Directors has approved a charter for each of the standing committees, which sets forth the duties and responsibilities delegated to each of the committees by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below.

Audit Committee

The Audit Committee currently comprises Messrs. Carroll, Curtiss and Lyles. Mr. Curtiss serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate as defined in the listing standards of the NYSE and that each member of the Audit Committee is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met nine times in 2008. A copy of the Audit Committee’s charter is available on the Corporate Governance page of our website, www.kbr.com.

The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our principal independent public accountants and our internal auditing staff and reviews with the principal independent public accountants the effectiveness of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our Code of Business Conduct. The Audit Committee also engages our principal independent registered public accounting firm for each fiscal year, reviews the audit and other professional services rendered by our principal independent registered public accounting firm and periodically reviews the independence of our principal independent registered public accounting firm. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

Compensation Committee

The Compensation Committee currently comprises Messrs. Blount, Carroll and Huff. Mr. Carroll serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the listing standards of the NYSE. The Compensation Committee met six times during 2008.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers the compensation plans described in the Compensation Discussion and Analysis below. The Compensation Committee’s responsibilities include, but are not limited to:

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evaluating and advising the Board regarding the compensation policies applicable to our executive officers, including guidance regarding the specific relationship of corporate performance to executive compensation;

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reviewing and recommending to the Board: the corporate goals and objectives relevant to compensation for the Chief Executive Officer; the CEO’s performance in light of these established goals and objectives; the CEO’s compensation, including salary, bonus, incentive and equity compensation based on this evaluation and considering, with respect to the long-term incentive compensation component of the CEO’s compensation, KBR’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and any other factors it deems relevant;

•	reviewing and making recommendations to the Board with respect to incentive compensation and other stock-based plans;

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reviewing and discussing with management the “Compensation Discussion and Analysis” and determining whether to recommend to the Board that it be included in KBR’s annual proxy statement or annual report on Form 10-K;

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preparing and publishing, over the names of the members of the Committee, an annual executive compensation report as required by the SEC to be included in KBR’s annual proxy statement or annual report on Form 10-K; and

•	evaluating its own performance and reviewing the adequacy of its charter, at least annually.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently comprises Messrs. Blount, Huff and Slater. Mr. Blount serves as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee met five times during 2008.

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing, implementing and periodically reviewing KBR’s corporate governance guidelines;

•	developing and implementing a process to assess Board and committee effectiveness;

•	identifying individuals qualified to become Board members, consistent with Board-approved criteria;

•	determining the composition of the Board and its committees; including selection of the Director nominees for the next annual meeting of stockholders; and

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periodically reviewing the compensation paid to non-employee directors (including Board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and making recommendations to the Board regarding any adjustments.

Stockholder Nominations of Directors. Stockholders may suggest candidates for nomination by the Nominating and Corporate Governance Committee by contacting the Committee in the manner provided above under “Contact the Board.” If selected for nomination by the Nominating and Corporate Governance Committee, as described below under “Process for the Selection of Directors,” such candidate will be included in KBR’s proxy statement for the annual meeting of stockholders.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our Bylaws, although such nominees will not necessarily be included in KBR’s proxy statement. The Bylaws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to our Secretary at the address set forth on page 2 of this proxy statement, and must be received at our principal executive offices not less than ninety (90) days, nor more than one hundred twenty (120) days, prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice shall set forth:

•	as to each person the stockholder proposes to nominate for election or reelection as a Director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of KBR common stock that are beneficially owned by the person;

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all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	such person’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice:

•	the name and record address of the stockholder;

•	the class and number of shares of KBR common stock that are beneficially owned by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination;

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any hedging or other transactions entered into with the effect or intent to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder; and

•	a representation whether the stockholder intends to solicit proxies from the holders of at least the percentage of common stock required to elect the nominee.

The proposed nominee may be required to furnish other information as KBR may reasonably require to determine the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Qualifications of Directors. Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business, government, education or technology;

•	expertise that is useful to KBR and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board for several years to develop knowledge about KBR’s principal operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to KBR and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates.

Process for the Selection of New Directors. The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, KBR management, and stockholders. Each of the nominees for director at this meeting is an incumbent director recommended by the non-management directors. The Committee may also retain an independent executive search firm to identify candidates for consideration. The Nominating and Corporate Governance Committee will also consider candidates nominated by the stockholders in accordance with our Bylaws. A stockholder who wishes to recommend a prospective candidate should notify KBR’s Secretary, as described in this proxy statement.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

Health, Safety and Environment (“HSE”) Committee

The HSE Committee was established by the Board in April 2007 and currently comprises Messrs. Curtiss, Lyles and Slater. Mr. Slater serves as Chairman. The HSE Committee met two times in 2008.

The Health, Safety and Environment Committee’s responsibilities include, but are not limited to:

•	reviewing the status of KBR’s health, safety and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations;

•	reviewing KBR’s health, safety and environmental performance to determine consistency with policies and goals; and

•	reviewing and providing input to KBR on the management of current and emerging health, safety and environmental issues.

Code of Ethics

KBR has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. KBR’s code of ethics, known as its Code of Business Conduct, applies to all directors, officers and employees of KBR, including its principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all employees of KBR and KBR’s agents. KBR has posted its Code of Business Conduct on its website, www.kbr.com. In addition, KBR intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct that relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, including the requirements of Item 5.05 of Form 8-K, by posting such information on its website, www.kbr.com.

In addition, we have agreed that, for five years following our initial public offering in November 2006, we will consistently implement and maintain the business practices and standards adopted by the Halliburton Board of Directors for us with respect to internal control procedures relating to the use of foreign agents. We may amend such procedures from time to time during the five-year period with Halliburton’s prior consent, not to be unreasonably withheld.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with KBR’s management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of Directors

Loren K. Carroll, Chairman

W. Frank Blount

John R. Huff

March 5, 2009

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies, and practices in place during 2008 with respect to our Chief Executive Officer (“CEO”), our previous Chief Financial Officer (“CFO”), our interim CFO, our current CFO, and the other three most highly-compensated executive officers who were employed at the end of 2008, all of whom are collectively referred to as the “Named Executive Officers.” The Named Executive Officers, together with the other members of our Senior Executive Management whose compensation is determined by our Compensation Committee and our Board of Directors, are referred to as our “Senior Executive Management.”

During 2008, our Company’s first full-year as an independent company, our Compensation Committee met six times to oversight, evaluate and revise our compensation programs.

KBR’s Compensation Philosophy, Objectives, Policies and Practices

Overview

Our Compensation Committee regularly reviews the elements of the individual compensation packages for our Senior Executive Management. Our Compensation Committee delegates to our CEO the duty to approve and administer the individual compensation packages for our other executives and employees, subject to its annual review of such administrative delegation.

Our compensation plans are designed to achieve the following primary objectives:

•	provide a clear and direct relationship between executive pay and Company (and Business Unit) performance, both on a short and long-term basis;

•	emphasize operating performance measures;

•	link executive pay to measures of stockholder value;

•	support our business strategies and management processes in order to motivate our executives; and

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generally target current market levels of total compensation opportunities near the 50th percentile of the competitive market for good performance and between the 50th and 75th percentile of the competitive market for outstanding performance.

Our executive compensation program is regularly reviewed so that:

•	the program’s components support our objectives and motivate our executives to achieve business success and generate value for our stockholders; and

•	the program is administered in a manner consistent with established compensation policies.

The basic elements of our 2008 executive compensation programs are summarized in the table below, and a detailed explanation of each element is set forth under the section titled “Elements of Compensation.” A number of these compensation elements, except for base salary, restricted stock units, and certain retirement, health, and welfare benefits, are performance-based and therefore at risk of forfeiture. In addition, the vesting of our CEO’s 2008 restricted stock unit grant is at risk of forfeiture under the net income performance condition described in the section titled “KBR Restricted Stock Units.”

Element	Characteristics	Purpose
Base Salary	Fixed component of pay; targeted near the median of peer companies, with salary being less than or exceeding the median based on experience, performance, and other factors.	Support market-competitiveness of annual pay for skills and experience necessary to meet the requirements of the executive’s role.

Short-Term Incentives (Annual)	Performance-based component of pay; payout dependent on Company/Business Unit performance relative to targeted levels. Targeted near the median of peer companies, with payouts being less than or exceeding the median based on Company and Business Unit performance.	Motivate and reward achievement of, and performance in excess of, our Company’s and Business Unit’s annual goals.

Long-Term Incentives (cash performance award units and restricted stock units)	Performance-based cash awards, which are realized based on total stockholder return in relation to our peer companies, and return on capital. Targeted near the median of peer companies. Restricted equity unit awards, which increase in value to the extent our common stock price increases, and, with respect to our CEO, which are earned based on the Company having positive net income.	Reward achievement of our return on capital and total stockholder return goals. Align interests of management and stockholders. Reward achievement of increases in the value of our common stock over the long term. Vesting over time facilitates retention and provides incentives to enhance long-term value.

Supplemental Retirement	Fixed component of pay. Nonqualified retirement plans.	Provide retirement benefits for executives whose ability to save in qualified plans is limited; vesting provisions retain talent.

Severance and Change-in-Control Protection	Agreements which provide (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control (which requires both a termination of employment and a change-in-control to receive benefits) termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.	Support market-competiveness among the Company’s peer companies and promote retention.

Other Generally Available Benefits	Fixed component of pay. 401(k) plan under which regular employees may defer compensation for retirement; matching contributions equal to 5.5% of eligible compensation. The same or comparable health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to regular, full-time employees.	Provide employees the opportunity to save for their retirement. Provide benefits to meet the health care and welfare needs of employees and their families.

We believe that short-term compensation is an important factor to achieve our goals of attracting, retaining, and motivating high-performing, experienced executives. Annual performance criteria and award levels provide incentives for our executives to focus their efforts on adding value to our business on a day-to-day basis. We believe that long-term incentive compensation strengthens our executives’ stake in the Company and aligns their interests with the interests of our stockholders. The combination of performance and vesting components is designed to link the value that our executives receive on strong Company performance over time.

Our internal stock nomination process is designed and administered to provide equity award grant dates that are prospective and not retrospective, or back-dated. Stock awards approved by our Compensation Committee are generally effective on the later of the date of the meeting at which the approval occurs or the date of the last signature on the Compensation Committee resolution approving the award, if our Compensation Committee acts without a meeting. For 2008, we granted restricted stock units and cash performance awards.

Except for equity awards under our long-term incentive program, under which we granted equity compensation in the form of restricted stock units during 2008, our compensation elements are cash based. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, each year our Compensation Committee determines, at its discretion and business judgment, the appropriate level and mix of short and long-term incentive compensation for our Senior Executive Management to reward near-term excellent performance and to encourage commitment to our long-range strategic business goals. To determine the appropriate combination of elements, we consider market pay practices and practices of peer companies, as well as individual performance.

Role of our Compensation Committee

Pursuant to its charter, which is available on the corporate governance page of our website, www.kbr.com, our Compensation Committee is primarily responsible for establishing our overall compensation philosophy and objectives and for overseeing and evaluating our compensation and employee benefit plans and practices, particularly executive compensation. In 2008, our Compensation Committee met six times, either in person or by telephone, and reviewed, approved, and recommended to our Board of Directors for final approval, the compensation and equity awards for our Senior Executive Management. Specifically, our Compensation Committee’s role in our executive compensation program in 2008 was as follows:

•	Evaluated and advised our Board of Directors regarding the compensation policies applicable to our executives;

•	Reviewed and recommended to our Board of Directors:

A.	our CEO’s compensation, including salary, short-term incentive, and supplemental retirement;

B.	the long-term incentive compensation component of our CEO’s compensation;

C.	all agreements involving our CEO’s severance and change-in-control benefits;

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Reviewed our CEO’s recommendations with respect to, and approved, the compensation to be paid to our Senior Executive Management under its purview, which generally included the Section 16 officers of the Company and the Vice President of Internal Audit;

•	Reviewed and made recommendations to our Board of Directors with respect to our incentive compensation and other stock-based plans;

•	Administered our incentive compensation and other stock-based plans;

•	Reviewed the competitiveness of severance and change-in-control arrangements of our Senior Executive Management, and developed and implemented new such arrangements;

•	Developed a comprehensive, written appraisal of the CEO’s performance in 2008 as a vital input to the short-term incentive award level; and

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Reviewed and discussed our annual “Compensation Discussion and Analysis” disclosure with management, and recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in both our annual proxy statement and our annual report on Form 10-K.

In addition, our Compensation Committee retained a compensation consultant to provide advice and support for executive compensation decisions, as it deemed appropriate. Our Compensation Committee has the sole authority to engage or terminate the services of compensation consultants.

Third-Party Consultants

While our Compensation Committee believes that using third-party consultants is an efficient way to keep current regarding competitive compensation practices, our Compensation Committee does not accord undue weight to the advice of outside professional advisors, but instead makes changes in our compensation program in light of whether the program’s intended objectives are being achieved. In 2008, our Compensation Committee used the services of one compensation consultant, Hewitt Associates, LLC (“Hewitt”). Our Compensation Committee managed its relationship with the Hewitt executive compensation consultant directly, and Hewitt reported to the Compensation Committee with respect to all executive compensation matters. Outside of providing executive compensation advice, Hewitt acted as our third-party benefit plan administrator and performed limited communications and actuarial consulting services for our benefits department. The management of our Hewitt relationship with respect to our benefit plan administration and communications and actuarial consulting work was the responsibility of our internal benefits department.

During 2008, our Compensation Committee engaged Hewitt to provide the Compensation Committee with: (1) a review of issues, trends, and developments in executive compensation and corporate governance, (2) a competitive market study and an overview of the executive compensation programs offered by the Company’s Engineering and Construction (“E&C”) and Diversified peer groups, including reviews of annual incentive bonuses, long-term incentives, and supplemental executive retirement benefits practices, (3) a review of the peer groups used to assess the competitiveness of the Company’s executive compensation programs in 2007 and suggestions for the peer groups to be used for the 2008 competitive market study, (4) a summary of the severance and change-in-control practices of the Company’s peer group with respect to chief executive officers, assistance with the development of a comprehensive severance program for certain Company officers, and an analysis of the terms and costs associated with the Compensation Committee’s proposed severance and change-in-control arrangements for certain officers of the Company, (5) a summary of compensation and award considerations in a volatile stock price environment, (6) supplemental information to the previous competitive market study and an overview of the executive compensation programs offered by the Company’s peer group providing details of the individual compensation data for the peer group executives against whom certain Company officers were matched, (7) a run rate and overhang analysis for the Company’s equity incentive program, RiskMetrics Group policy updates, and restricted stock unit vesting requirements, and (8) a review and recommendation for 2009 executive salary adjustments and short-term incentive target percentages for all senior executive officers of the Company.

Benchmarking Compensation

The elements of compensation were benchmarked for our Senior Executive Management. In the design and administration of our 2008 executive compensation programs, our Compensation Committee considered competitive market data from two peer groups, our E&C Peer Group and our Manufacturing and Industrial Services (“MIS”) Peer Group. Our Compensation Committee also used its discretion and business judgment in determining overall compensation.

Our Compensation Committee used the same E&C Peer Group in 2008 as it did in 2007. The E&C Peer Group is comprised of ten companies with primary operations in the engineering, construction, and services industry, against which we believe KBR competes for employees and business. The compensation data for our E&C Peer Group was obtained from publicly available sources, including proxy statements, Form 4 and 8-K disclosures, and were not adjusted. Following is the list of companies that comprise the E&C Peer Group:

E&C Peer Group

Chicago Bridge & Iron Company NV	Foster Wheeler Ltd	The Shaw Group Inc.
Dyncorp International, Inc.	Granite Construction, Inc.	URS Corp
EMCOR Group, Inc.	Jacobs Engineering Group Inc.
Fluor Corp.	McDermott International, Inc.

As a supplement to publicly-available data for the E&C Peer Group, and because there is not a current source of executive pay data specific to the engineering, construction, and services industry, a supplemental group of companies was selected to provide additional data for assessing the competitiveness of our compensation programs. The MIS Peer Group consisted of 19 companies that were participants in Hewitt’s Total Compensation Measurement database, crossing multiple manufacturing and operations-focused industries of similar size and scope as KBR. The companies were generally selected based on company size, complexity and performance, and the nature of their principal business operations. In its competitive market review, Hewitt reviewed both raw data and performed regression analyses for benchmark matches made based on individual role and job content. Following is the list of companies that comprise the MIS Peer Group:

MIS Peer Group

Baker Hughes Inc.	Dyncorp International, Inc.	Raytheon Company
Ball Corporation	FMC Corporation	Rohm and Haas Company
Borg Warner Inc.	Foster Wheeler Ltd	The Shaw Group Inc.
Cameron International Corporation	Goodrich Corporation	Textron Inc.
Chicago Bridge & Iron Company	Illinois Tool Works Inc.	Waste Management Inc.
Cummins Inc.	ITT Corporation
Dover Corporation	McDermott International, Inc.

Our Compensation Committee will periodically review and update the companies comprising our peer groups, as it deems appropriate. In August 2008, the Compensation Committee asked Hewitt to review the adequacy of our peer groups. It was determined after the review by Hewitt that we should maintain the current E&C Peer Group. Hewitt also reviewed the MIS Peer Group and, at the Compensation Committee’s suggestion, added more Houston-based companies against whom the Company competes for key management and technical talent. The review resulted in the replacement of four companies (Ball Corporation, Illinois Tool Works Inc., FMC Corporation, and Raytheon Company) with the following four Houston-based companies: BJ Services Company, Cooper Industries Ltd., FMC Technologies Inc., and Service Corp International. As a result of these minor revisions, the MIS Peer Group was renamed the Diversified Peer Group. The Compensation Committee believes the Diversified Peer Group appropriately represents both the local Houston and the broader market for key management and technical talent. Following is the list of companies that comprise the Diversified Peer Group:

Diversified Peer Group

BJ Services Company	Dover Corporation	Rohm and Haas Company
Baker Hughes Inc.	Dyncorp International, Inc.	Service Corp International
Borg Warner Inc.	FMC Technologies Inc.	The Shaw Group Inc.
Cameron International Corporation	Foster Wheeler Ltd	Textron Inc.
Chicago Bridge & Iron Company	Goodrich Corporation	Waste Management Inc.
Cooper Industries Ltd.	ITT Corporation
Cummins Inc.	McDermott International, Inc.

Role of CEO in Compensation Decisions

During 2008, our CEO made recommendations to our Compensation Committee regarding the compensation and incentives for our Senior Executive Management. Our CEO also:

•	recommended performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviewed performance goals for consistency with our projected business plan;

•	reviewed competitive market data for Senior Executive Management positions;

•	reviewed rationale and guidelines of our stock award program;

•	recommended changes to our stock award program for review and discussion by our Compensation Committee; and

•

developed specific recommendations regarding the amount and form of equity compensation to be awarded to other Senior Executive Management and the aggregate amount and form of equity compensation, by employee level and Business Unit, to be awarded below the Senior Executive Management level.

In addition to the role of our CEO, our Compensation Committee annually reviews and approves the compensation and incentive awards for our Senior Executive Management.

Executive Compensation Policies

Our executive compensation program procedures are guided by policies. Our policy sets the parameters around those positions that require approval by our Compensation Committee and those where delegation to our CEO is authorized. The responsibilities outlined in our Compensation Committee’s charter are supported by an internal process that guides and details the actions to be taken by our Compensation Committee, our CEO, our Senior Executive Management, and staff. These processes coincide with our Compensation Committee’s annual calendar, which details the timing of compensation events and associated Compensation Committee actions.

Elements of Compensation

Our executive compensation program has been designed to ensure that KBR is able to attract and retain the most ideal individual for a position and that its compensation plans support KBR’s strategies, focus efforts, help achieve business success and align with KBR’s stockholders’ interests.

Our 2008 executive compensation program consisted of the following core elements:

A.	base salary;

B.	short-term incentives (annual);

C.	long-term incentives;

D.	supplemental retirement;

E.	severance and change-in-control protection; and

F.	other generally available benefits.

A. Base Salary

To determine base salary for our Senior Executive Management, our Compensation Committee reviewed (1) market data for comparable positions within the E&C Peer Group, (2) individual performance, and (3) internal equity. Where no E&C Peer Group information was available, our Compensation Committee relied on market data for comparable positions within the MIS Peer Group. In addition to considering market comparisons in making salary decisions, our Compensation Committee exercises discretion and judgment based on the following factors:

•	level of responsibility;

•	experience in current role and equitable compensation relationships among our executives;

•	performance and leadership; and

•	external factors involving competitive positioning, general economic conditions and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor, and the factors are considered by the Compensation Committee in its discretion. Salary reviews are conducted annually to evaluate each executive’s individual performance; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally established base salaries at or near the median of our E&C Peer Group and the MIS Peer Group.

During the last quarter of 2007, our CEO presented our Compensation Committee with 2008 salary recommendations for our Senior Executive Management. Our CEO explained to the Compensation Committee that he initially reviewed the median salaries of comparable positions in our E&C Peer Group and the MIS Peer Group, but took into account internal equity and performance in determining his recommendations. In addition, Hewitt presented its competitive compensation analysis of our Senior Executive Managements’ compensation using E&C Peer Group proxy data and the MIS Peer Group. After reviewing the information presented by our CEO and Hewitt, our Compensation Committee adopted our CEO’s recommendations as they were consistent with the Compensation Committee’s objective to set compensation near the median of our E&C Peer Group or of the MIS Peer Group when no E&C Peer Group information was available.

Messrs. Burgher, Mumford, Rose, and Stanski’s base salaries were in the aggregate approximately 7.25% below the median for our E&C Peer Group companies and/or the MIS Peer Group (if no E&C Peer Group information was available). Messrs. Burgher and Mumford’s salaries were increased slightly less, by 5% and 8.3%, respectively, because of their different positions. Messrs. Rose and Stanski’s salaries were increased by 11% because they are in charge of the largest and most complicated Business Units of the Company. Our Compensation Committee approved Mr. DeNicola’s base salary of $450,000, which was negotiated as part of his offer, effective as of his date of hire on June 18, 2008. Mr. DeNicola’s salary reflected approximately the average of the median base salary of our E&C Peer Group companies and the median base salary of the MIS Peer Group. Our Compensation Committee elected, at its sole discretion, to maintain Mr. Schneider’s base salary at his approved salary as Vice President and Treasurer of the Company because his role as CFO was on an interim basis.

In addition, our Compensation Committee separately reviewed our CEO’s salary. Based on our Compensation Committee’s review of the data from Hewitt’s analysis of our E&C Peer Group companies and the MIS Peer Group, our Compensation Committee elected not to change our CEO’s salary because his salary was competitive and close to the median of our E&C Peer Group. Our CEO’s salary was approximately 8% below the median of our E&C Peer Group companies.

In December 2008, it was decided that base salary increases for our Senior Executive Management would be postponed from January 1, 2009 to April 1, 2009 in light of the weakening of the U.S. financial markets and economy. At its March 2009 meeting, our Compensation Committee, based on recommendations from our CEO and Hewitt’s review of the competitiveness of base salaries, elected to increase base salaries for our Named Executive Officers on average 3.29% (annualized).

B. Short-Term Incentives (Annual)

Our Senior Executive Management was eligible to participate in the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2008 calendar year. The Performance Pay Plan was adopted in February 2007, as a performance program under the stockholder-approved KBR, Inc. 2006 Stock and Incentive Plan, as amended (the “KBR Stock and Incentive Plan”). The Performance Pay Plan was established under the KBR Stock and Incentive Plan to enable KBR to design the annual incentive awards as performance-based awards under section 162(m) of the Internal Revenue Code whenever appropriate and consistent with our compensation philosophy. Our Compensation Committee established the Performance Pay Plan to reward Senior Executive Management for improving financial results for stockholders of KBR and to provide a means to connect cash compensation directly to KBR’s performance.

The Performance Pay Plan metrics are reviewed annually by our Compensation Committee. In February 2008, our Compensation Committee, based on the recommendation of our CEO, decided to adopt new performance metrics for the 2008 calendar year. The following six performance metrics (and weightings) were adopted by our Compensation Committee for the Corporate officers (which apply for Messrs. Burgher, DeNicola, Mumford, and Utt):

•	20% KBR Return on Capital (“ROC”);

•	20% KBR Earnings Per Share (“EPS”);

•	20% KBR Job Income Sold (“JIS”);

•	20% KBR Net Overhead Expense (“NOE”);

•	10% KBR Safety; and

•	10% KBR Retention.

The following seven performance metrics (and weightings) were adopted by our Compensation Committee for the Business Unit (“BU”) presidents (which apply for Messrs. Rose and Stanski):

•	10% KBR ROC;

•	10% KBR EPS;

•	30% BU Fully Burdened Operating Income before Corporate allocation (“FBOI”);

•	20% BU JIS;

•	10% BU NOE;

•	10% BU Safety; and

•	10% KBR Retention.

Our Compensation Committee has negative discretion to reduce the payout levels from 100% to 60% of the attained goals.

Our Compensation Committee elected, at its sole discretion, not to include Mr. Schneider in the Performance Pay Plan and instead to maintain his short-term incentive target bonus percentage under the KBR Management Performance Pay Plan at 40%, consistent with the non-senior executives of the Company, with the applicable metrics as applied to Corporate, because his role as CFO was on an interim basis. The following seven performance metrics (and weightings) were adopted by our Compensation Committee for the non-senior executives in Corporate who participate in the KBR Management Performance Pay Plan:

•	10% KBR ROC;

•	20% KBR EPS;

•	15% KBR JIS;

•	15% KBR NOE;

•	10% KBR Safety;

•	10% KBR Retention; and

•	20% Individual Performance.

ROC (Return on Capital) measures the weighted average of the Company’s net income from continuing operations plus (interest expense × (1-effective tax rate)), divided by average monthly capital from continuing operations, with monthly capital from continuing operations equal to average monthly total assets less (average monthly non-interest bearing liabilities plus average monthly minority interest), as reported in the Company’s audited reported financials for December 31, 2008. ROC is a measure of the efficiency of how well the Company uses or invests its capital. This metric helps manage the Company’s balance sheet. Target is the 2008 business plan, Threshold is Target minus 25%, and Maximum is Target plus 25%.

EPS (Earnings Per Share) measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding. EPS is a measure of the profit and loss statement from Business Unit operating results, overhead management, cash investment, tax management, and partnerships with other companies. This metric helps to align our Senior Executive Management with the interests of our stockholders. Target is the 2008 annual plan, Threshold is Target minus 25%, and Maximum is Target plus 25%.

BU FBOI (Business Unit Fully Burdened Operating Income) before Corporate allocation (Business Unit operating income which does not bear the burden of Corporate overhead expenses) measures Business Unit job income less Business Unit overheads plus any gains or losses on divestitures. Business Unit operating income is a measure of the profit or loss that each Business Unit provides to the Company as a whole. This metric helps focus on managing Business Unit operations. Target is the 2008 business plan, Threshold is Target minus 25%, and Maximum is Target plus 25%.

JIS (Job Income Sold) measures the actual income from new project awards or growth, amendments, or adjustments to existing projects for the Company as a whole. JIS focuses on the growth in backlog for the Company through the signing of new contracts or changes to existing contracts. This metric helps measure and reward sales performance and promotes growth. Target is 115% of the 2008 annual plan profit and loss (“P&L”), Threshold is Target minus 25%, and Maximum is Target plus 25%.

BU JIS (Business Unit Job Income Sold) measures the actual income from new project awards or growth, amendments, or adjustments to existing projects for each Business Unit. JIS focuses on the growth in backlog for each Business Unit through the signing of new contracts or changes to existing contracts. This metric helps measure and reward sales performance and promotes growth within each Business Unit. Target is 115% of the 2008 annual plan P&L for each Business Unit, Threshold is Target minus 25%, and Maximum is Target plus 25%.

NOE (Net Overhead Expense) measures Corporate general and administrative overhead expense less any recoveries from projects and Business Units. NOE is a measure of how effectively the Company manages resources and overhead spending with an effort to minimize cost and improve productivity. This metric helps manage Company costs. Target is the 2008 annual plan, Threshold is Target plus 10%, and Maximum is Target minus 10%.

BU NOE (Business Unit Net Overhead Expense) measures Business Unit overhead expense less any recoveries from projects. BU NOE is a measure of how effective the Business Unit manages resources and overhead spending with an effort to minimize cost and improve productivity. This metric helps manage Business Unit costs. Target is the 2008 annual plan, Threshold is Target plus 10%, and Maximum is Target minus 10%.

Safety or LTIR (Lost Time Incident Rate) measures the number of Lost Time Incidents times 200,000 divided by work-hours. This metric promotes the safety of all Company employees and affiliates. Safety incentives also help reduce costs for the Company. Target is a 5% improvement over the 2007 actual rate, Threshold is Target minus 10%, and Maximum is Target plus 15%. Our Compensation Committee included a caveat on the safety performance metric such that if there are four or more non-warzone fatalities on an aggregate Company or Business Unit basis, then the safety performance metric payment would be zero. This caveat enforces the point that safety is an incentive for everyone with respect to fatalities.

BU Safety (Business Unit Safety) or BU LTIR (Business Unit Lost Time Incident Rate) measures the number of Lost Time Incidents times 200,000 divided by work-hours. BU Safety is Business Unit specific since each Business Unit can have different rates based on type of work and environment the work is performed. This metric promotes the safety of all Company employees and affiliates. Target is a 5% improvement over the 2007 actual rate, Threshold is Target minus 10%, and Maximum is Target plus 15%. Our Compensation Committee included a caveat on the safety performance metric such that if there are four or more non-theatre fatalities on an aggregate Company and Business Unit basis, then the safety performance metric payment would be zero. This caveat enforces the point that safety is a company-wide incentive.

Retention is a measure of the voluntary turnover rate for the Company. Retention is not measured on individual Business Unit voluntary turnover data. This metric helps reduce costs and improve productivity for the Company. Target is a 25% reduction in the voluntary turnover rate, Threshold is Target minus 25%, and Maximum is Target plus 25%. For 2009, our Compensation Committee elected to eliminate the Retention performance metric due to the volatility of the current market environment.

The goals for the performance metrics for the Senior Executive Management in Corporate positions are based upon the performance measures of our Company on a consolidated basis. For our Named Executive Officers, this includes Messrs. Burgher, DeNicola, Mumford, and Utt. The performance metrics (other than ROC, EPS, and Retention) used for the Senior Executive Management who are responsible for a Business Unit are based on that Business Unit’s performance. For the Upstream Business Unit, that Named Executive Officer is Mr. Rose. For the Government & Infrastructure Business Unit, that Named Executive Officer is Mr. Stanski.

At the beginning of 2007, our Compensation Committee established an incentive reward schedule that equated given levels of performance beyond a threshold level with varying reward opportunities paid in cash. Incentive award opportunities were established at target and maximum levels as a percentage of base salary where base salary is based on the sum of the executive’s base salary on the first day of each month during a calendar year, divided by 12. In February 2008, our Compensation Committee, based on the recommendation of our CEO, decided to revise the Performance Pay Plan incentive reward schedule for the 2008 plan year to allow for more award potential for individual performance by increasing the maximum payout level from 200% to 250% and having negative discretion for individual performance of 100% to 60% of the attained goals. Because Mr. Schneider did not participate in the Performance Pay Plan, his maximum payout level remained at 200%, the maximum payout level under the KBR Management Performance Pay Plan for non-senior executives. The level of achievement of the annual performance metrics determines the dollar amount of incentive compensation payable to participants.

When establishing target levels for the incentive reward schedule for 2008, the Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. Generally, target levels for the incentive reward schedule reflect the benchmarking objectives set by our Compensation Committee, with annual incentive awards near the 50th percentile of our E&C Peer Group (using the MIS Peer Group data for additional input) for good performance and between the 50th and 75th percentile for outstanding performance. E&C Peer Group information was variable and not comparable in many respects to our incentive measures. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from our executives. Our Compensation Committee may adopt different target levels for its annual incentive reward schedule from time to time, as it deems appropriate.

During 2008, the bonus award opportunities were based on a percentage of base salary1 assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for all of our Named Executive Officers (other than Messrs. Utt and Schneider), 24%, 60%, and 150%, (ii) for Mr. Utt, 36%, 90%, and 225%, and (iii) for Mr. Schneider, 16%, 40%, and 80%. The award percentages among our Named Executive Officers (other than Messrs. Utt and Schneider) were set to be consistent with the median of similar positions among our E&C Peer Group and the MIS Peer Group. On average, the median target bonus of our E&C Peer Group and the MIS Peer Group was between 60% and 70%; however, for internal equity purposes, our Compensation Committee elected to keep the target award percentage for such individuals at 60%. With respect to Mr. Utt, our Compensation Committee elected to keep his target bonus unchanged because it was below the median target bonus of our E&C Peer Group. With respect to Mr. Schneider, our Compensation Committee elected to keep his target bonus unchanged at 40% under the KBR Management Performance Pay Plan because his role as Senior Vice President and CFO was on an interim basis.

[1]	Base salary for purposes of the Performance Pay Plan does not include certain supplemental base salary payments for our Senior Executive Management. With respect to our CEO, $100,000 was excluded, and for all other Senior Executive Management, $30,000 was excluded for 2008.

In March 2009, our Compensation Committee certified the results under the Performance Pay Plan for the 2008 plan year. Our Compensation Committee elected to make negative adjustments to reduce the compensation due under the Performance Pay Plan for all of our Senior Executive Management as a result of the weakening of the U.S. financial markets and economy. With respect to our Named Executive Officers, the payouts under the Performance Pay Plan were reduced by approximately 10% for Mr. Utt, 20% for Mr. DeNicola, 40% for Mr. Burgher, 25% for Messrs. Rose and Stanski, and 15% for Mr. Mumford. With respect to Mr. Schneider, because he participated in the KBR Management Performance Pay Plan for non-senior executives, negative discretion was not applied to his 2008 short-term incentive payout. Mr. Schneider received 29% for the performance metric of individual performance.

The following table is a summary of the short-term incentives for the fiscal year 2008, including the target and maximum incentive compensation amounts, performance metric goals and the level attained, and amounts actually paid for each of our Named Executive Officers.

2008 Short-Term Incentives Table

Named Executive Officer	2008 Short-Term Incentives (Annual Cash Incentive Compensation)			Performance Metric Goals		Goal Attainment Level (Dollar Amounts in Millions, Except for EPS, which is in Dollars)
	Target ($)	Maximum ($)	Actual ($)	Goal	Weighting (%)	Target ($)	Maximum ($)	Actual ($)
William P. Utt	720,000	1,800,000	1,100,000	KBR ROC	20	9.6%	12.0%	14.3%
				KBR EPS	20	$1.33	$1.66	$1.84
				KBR JIS	20	$946	$1,183	$1,062
				KBR NOE	20	$213	$192	$223
				KBR Safety (1)	10	0.18	0.16	0.18
				KBR Retention	10	15%	11%	14%
T. Kevin DeNicola	135,000	337,500	186,624	KBR ROC	20	9.6%	12.0%	14.3%
				KBR EPS	20	$1.33	$1.66	$1.84
				KBR JIS	20	$946	$1,183	$1,062
				KBR NOE	20	$213	$192	$223
				KBR Safety (1)	10	0.18	0.16	0.18
				KBR Retention	10	15%	11%	14%
Charles E. Schneider	100,001	200,002	143,537	KBR ROC	10	10.4%	13%	14.3%
				KBR EPS	20	$1.44	$1.8	$1.84
				KBR JIS	15	$946	$1,183	$1,062
				KBR NOE	15	$213	$192	$223
				KBR Safety (1)	10	0.18	0.16	0.18
				KBR Retention	10	15%	11%	14%
				Individual Performance	20	20%	40%	29%
Cedric W. Burgher	220,500	551,250	228,614	KBR ROC	20	9.6%	12.0%	14.3%
				KBR EPS	20	$1.33	$1.66	$1.84
				KBR JIS	20	$946	$1,183	$1,062
				KBR NOE	20	$213	$192	$223
				KBR Safety (1)	10	0.18	0.16	0.18
				KBR Retention	10	15%	11%	14%

Bruce A. Stanski	240,000	600,000	319,320	KBR ROC	10	9.6%	12.0%	14.3%
				KBR EPS	10	$1.33	$1.66	$1.84
				KBR G&I Income	30	$273	$341	$332
				KBR G&I JIS	20	$446	$558	$454
				KBR G&I NOE	10	$115	$104	$117
				KBR G&I Safety (1)	10	0.25	0.22	0.24
				KBR Retention	10	15%	11%	14%
John L. Rose	240,000	600,000	248,940	KBR ROC	10	9.6%	12.0%	14.3%
				KBR EPS	10	$1.33	$1.66	$1.84
				KBR Upstream Income	30	$220	$275	$262
				KBR Upstream JIS	20	$298	$373	$237
				KBR Upstream NOE	10	$39	$35	$45
				KBR Upstream Safety (1)	10	0.015	0.014	0.02
				KBR Retention	10	15%	11%	14%
Thomas Mumford	195,000	487,500	286,416	KBR ROC	20	9.6%	12.0%	14.3%
				KBR EPS	20	$1.33	$1.66	$1.84
				KBR JIS	20	$946	$1,183	$1,062
				KBR NOE	20	$213	$192	$223
				KBR Safety (1)	10	0.18	0.16	0.18
				KBR Retention	10	15%	11%	14%

(1)	The safety metric goal number represents the number of injuries per 200,000 hours worked.

Effective as of December 31, 2008, the Performance Pay Plan was amended and restated to comply with the final regulations of section 409A of the Internal Revenue Code.

In March 2009, our Compensation Committee revised the target from 100% to 125% and adopted slightly revised performance metrics under the Performance Pay Plan for the 2009 calendar year. For KBR Corporate, our Compensation Committee adopted the following revised performance metrics (and weightings): (1) KBR Earnings Per Share (30%), (2) KBR Days Billed A/R Outstanding (7.5%), (3) KBR Days Unbilled A/R Outstanding (7.5%), (4) KBR Job Income Sold (30%), (5) KBR Net Corporate Overhead Expense (15%), and (6) KBR Safety (10%). For the Business Units, our Compensation Committee adopted the following revised performance metrics (and weightings): (1) KBR Earnings Per Share (10%), (2) Business Unit Days Billed A/R Outstanding (7.5%), (3) Business Unit Days Unbilled A/R Outstanding (7.5%), (4) Business Unit Income (25%), (5) Business Unit Job Income Sold (25%), (6) Business Unit Net Overhead Expense (15%), and (7) Business Unit Safety (10%). In addition, our Compensation Committee maintains negative discretion to reduce the payout levels based on personal performance.

C. Long-Term Incentives

KBR has two long-term incentive plans, the KBR Stock and Incentive Plan and the Transitional Stock Adjustment Plan. Under the KBR Stock and Incentive Plan, our Compensation Committee made the following grants to our Named Executive Officers in 2008: (1) KBR Performance Awards and (2) KBR Restricted Stock Units. A description of the KBR Stock and Incentive Plan, the methodology used by our Compensation Committee to determine the mix of awards to grant, and the KBR Performance Awards and KBR Restricted Stock Units granted under the KBR Stock Incentive Plan are provided below.

The Transitional Stock Adjustment Plan was established solely to maintain the stock options and restricted stock granted to KBR employees under the Halliburton Stock and Incentive Plan that were still outstanding at the time of our separation from Halliburton in April 2007 and subsequently converted to KBR stock options and restricted stock. No further grants may be made under the Transitional Stock Adjustment Plan.

KBR Stock and Incentive Plan

We use long-term incentives to achieve the following objectives:

•	reward consistent achievement of value creation and operating performance goals;

•	align management’s interests with stockholders’ interests; and

•	encourage long-term perspectives and commitment.

Long-term incentives represent the largest component of total executive compensation opportunity for our executives. We believe this is appropriate given our belief that executive pay should be closely tied to stockholder appreciation.

The KBR Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock/units, performance shares/units, stock appreciation rights, and stock value equivalents, also known as phantom stock. The KBR Stock and Incentive Plan allows the Compensation Committee the discretion to select from among these types of awards to establish individual long-term incentive awards. Our Compensation Committee met in February 2008 to review the amount and appropriate mix of long-term incentive awards to be granted to our Senior Executive Management. In addition, our Compensation Committee met once in May 2008 to review the amount of long-term incentive awards granted to our interim CFO, Mr. Schneider, and once in August 2008 to review the amount of long-term incentive awards granted to our newly-hired CFO, Mr. DeNicola, consistent with the mix approved in February 2008.

For purposes of establishing the amount of the long-term incentive awards, our Compensation Committee engaged Hewitt to provide our Compensation Committee with a review of our Senior Executive Management’s long-term incentive compensation. Our Compensation Committee decided to target the long-term incentive awards at approximately the 50th percentile of our E&C Peer Group for our Senior Executive Management as a group.

Granting a mix of incentives allows us to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in our industry and in the stock market, and maintains an incentive to meet performance goals. Our Compensation Committee granted our Senior Executive Management a mixture of 60% performance awards (based on target value) and 40% restricted stock units under the KBR Stock and Incentive Plan. Our Compensation Committee concluded that this mix of restricted stock units and performance awards was consistent with its objectives. Specifically, the restricted stock unit (i) is directly tied to our stock price performance and therefore, directly to stockholder value and (ii) provides a significant incentive for our Senior Executive Management to remain with the Company. The performance awards focus executives to improve long-term returns and reward consistent achievement. Our Compensation Committee awarded a higher percentage of performance awards than restricted stock units because our Compensation Committee believes that emphasizing performance is more likely to increase shareholder value. Our Compensation Committee decided in favor of using restricted stock units instead of stock options because restricted stock units align our Senior Executive Management’s interest directly with our stockholders.

In March 2009, our Compensation Committee approved granting a new long-term incentive award mixture of 60% performance awards, 25% stock options, and 15% restricted stock units under the KBR Stock and Incentive Plan.

KBR Performance Awards

The KBR Performance Awards are long-term incentive awards designed to provide selected executives with specified incentive opportunities contingent on the level of achievement of pre-established Corporate performance objectives. When establishing target levels of Corporate performance, our Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. Generally, the target levels reflected the benchmarking objectives set by our Compensation Committee, with target program awards near the 50th percentile of our E&C Peer Group. At the time the target levels were established, the outcome was intended to be substantially uncertain but achievable, and to require better than expected performance from our executives. The performance awards may only be paid in cash.

Performance is based 50% on Total Shareholder Return (“TSR”), as compared to our peer group (Chicago Bridge & Iron Company NV, Chiyoda Corp., Dyncorp International, Inc., Fluor Corp., Foster Wheeler Ltd, Jacobs Engineering Group Inc., JGC Corp., Saipem, The Shaw Group Inc., Technip, and URS Corp.), and 50% on KBR’s Return on Capital (“ROC”). The peer group used for our performance awards is slightly different than our peer group used for benchmarking compensation of our Senior Executive Management, as described above under Benchmarking Compensation. In our benchmarking compensation peer group used for our performance awards, the foreign companies, Chiyoda Corp., JGC Corp., Saipem, and Technip, were replaced with EMCOR Group, Inc., Granite Construction, Inc., and McDermott International, Inc. due to difficulties in determining compensation data for foreign companies and to provide our Compensation Committee with sufficient data to make meaningful comparisons to the marketplace.

In order to determine the ROC percentages, our Compensation Committee reviewed our Company’s 2008, 2009, and 2010 forecasts for ROC and computed the weighted average over the three-year period. The average was approximately 10.1%, which our Compensation Committee selected as the target percentage for ROC. The Compensation Committee maintained the same maximum and minimum percentages as were used for the 2007 performance awards, which percentages were based on a report prepared by Towers Perrin in 2007 showing the ROC for our peer group. The 75th percentile of our peer group was approximately 11.4%, which our Compensation Committee kept as the maximum percentage, and the 25th percentile of our peer group was approximately 6.4%, which our Compensation Committee kept as the threshold percentage. ROC is calculated over a 3-year performance period, which runs from January 1, 2008 to December 31, 2010.

ROC percentages are calculated using the weighted average of the Company’s net income from continuing operations plus (interest expense × (1-effective tax rate)), divided by average monthly capital from continuing operations, with monthly capital from continuing operations equal to average monthly total assets less (average monthly non-interest bearing liabilities plus average monthly minority interest), as reported in the Company’s audited reported financials for the (i) year ended 2008, (ii) year ended 2009, and (iii) year ended 2010, with each year weighted 33 1/3%. For the purpose of these awards, ROC is calculated in the same manner as for the financial reports prepared for use by our senior executives for business purposes and as reported to our Board of Directors. As a result of SFAS No. 160, which applies beginning in 2009, the definition of net income for determining ROC under the KBR Performance Awards will be revised to disregard the change by SFAS No. 160 in the treatment of non-controlling interests. Accordingly, net income for ROC under the KBR Performance Awards beginning in 2009 will be defined as net income from continuing operations attributable to common shareholders.

After the end of each performance award cycle, our Compensation Committee will determine the extent to which the performance goals have been achieved, and the amount of the performance award will be computed for each selected executive in accordance with the table below. For results between Threshold and Target and Target and Maximum, the Performance Percentage earned is determined by linear interpolation between the two applicable standards based on the results achieved for the respective performance measures. The following table shows the manner in which the earned value of the performance awards is determined.

Determination of the “Earned” Value of Performance Awards

Performance Percentage	Weighting	<Threshold 0%	Threshold 50%	Target 100%	Maximum 200%
Company’s TSR Rank with Peer Group Members’ TSR	50%	<25th	25th	50th	75th
ROC	50%	<6.4%	6.4%	10.1%	11.4%

For TSR, achievement of the 25th percentile results in a 50% target payout, the 50th percentile in a 100% target payout, and the 75th percentile in a 200% target payout. For ROC, achievement of 6.4% results in a 50% target payout, 10.1% in a 100% target payout, and 11.4% in a 200% target payout.

KBR Restricted Stock Units

Our Compensation Committee granted our Senior Executive Management restricted stock units that are subject to a five-year graded vesting schedule, based on service with the Company. In addition, the vesting of our CEO’s restricted stock units is subject to the Company having net income greater than or equal to $0, under certain conditions described below, for the calendar year preceding the annual vesting date. This puts a major component of our CEO’s total annual compensation directly at risk and subject to the performance of the Company. The determination of net income with respect to our CEO’s restricted stock unit award will not be reduced by the after-tax earnings impact of: (i) any item that originated, or relates to the period, prior to our CEO’s first date of employment with the Company, (ii) the negative effect of required changes in accounting principles, or (iii) the negative effect of changes in the tax law.

Total Equity Awards Outstanding for All Employees and Directors

As of December 31, 2008, under the Transitional Stock Adjustment Plan, 383,018 shares of restricted stock had not yet lapsed and 1,005,934 stock options were outstanding. In addition, under the KBR Stock and Incentive Plan, 199,015 shares of restricted stock and 1,275,466 restricted stock units had not yet lapsed and 700,443 stock options were outstanding.

D. Supplemental Retirement

Our Company maintains the following nonqualified deferred compensation plans: (1) KBR Supplemental Executive Retirement Plan, (2) KBR Elective Deferral Plan, (3) KBR Benefit Restoration Plan, and (4) KBR Dresser Deferred Compensation Plan. Our Compensation Committee approved these plans in April 2007 in order to provide a continuation of benefits to our employees who were entitled to such benefits under our prior parent’s nonqualified plans. Our Compensation Committee continues to maintain these plans because they are offered by many of our E&C Peer Group companies.

KBR Supplemental Executive Retirement Plan

The KBR Supplemental Executive Retirement Plan (the “SERP”) was established to provide competitive retirement benefits (based on a review of our E&C Peer Group companies and MIS Peer Group data) to selected executives of KBR. Determinations as to who would receive an allocation for a particular plan year and the amount of the allocation are made in our Compensation Committee’s sole discretion. Our Compensation Committee met in December 2007 to review the SERP contribution it had approved in July 2007 to determine if a similar contribution and participation should be continued for 2008. The Compensation Committee decided that since it had reviewed the SERP contribution thoroughly in July 2007, that it would continue with the same contribution and participation in 2008 and reevaluate the SERP in 2009. Our Compensation Committee approved a contribution equal to 26% of income for our CEO and each member of our Senior Executive Management over the age of 50. Each executive who receives a contribution must be employed for at least five years (three years for executives who were over age 60) following the contribution in order to begin vesting. The vesting provision was put in place to encourage participant retention.

The 26% contribution rate reflects a goal of achieving a reasonable replacement of income (based on Company contributions to both the SERP and our qualified 401(k) plan), assuming a scenario in which the executive began work at KBR at age 25, began participating in the SERP at age 50, and retired from KBR at age 65. To simplify the administration of the SERP and to shift the risk of not achieving a reasonable replacement income away from KBR, our Compensation Committee elected to use an approximate average contribution to achieve this result — that is, to use a defined contribution SERP rather than a defined benefit SERP. Consequently, the actual replacement income for each participant will depend on the executive’s length of time in the SERP, actual salary increases, and investment returns. Benefits under the plan are payable upon a termination of service.

Of the Named Executive Officers, only Messrs. Utt, Stanski, DeNicola, Rose, and Mumford received an allocation in 2008 under the terms of the SERP, as listed in the Nonqualified Deferred Compensation table. Messrs. Utt, Stanski, Rose, and Mumford were credited with interest in 2008 on amounts already allocated to their accounts from 2007. None of the Named Executive Officers is vested in his account balance except that Mr. Stanski is fully vested in amounts already allocated to his account from before 2007. None of the other Named Executive Officers participated in the SERP in 2008 because they were not at least 50 years old.

KBR Elective Deferral Plan

Our Named Executive Officers may participate in the KBR Elective Deferral Plan, a nonqualified deferred compensation plan, to meet their retirement and other future income needs. Participation is completely voluntary. Pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each calendar year. Interest is credited based upon the participant’s election from among four benchmark investment options. The only Named Executive Officers who had an account balance under the Plan during 2008 were Messrs. Utt and Mumford. The elective deferral plan is a nonqualified deferred compensation plan that earns interest based on deemed investment options selected by the participants. Benefits under this plan are payable upon a termination of employment (or a specified future date).

KBR Benefit Restoration Plan

Our Named Executive Officers may participate in the KBR Benefit Restoration Plan, a nonqualified plan that provides a vehicle to restore qualified plan benefits that are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other Company sponsored plans. The benefit restoration plan is a nonqualified deferred compensation plan that earns interest at the rate of 10% per annum, which is 4.65% above 120% of the applicable federal long-term rate. Accordingly, the interest credited above 120% of the applicable federal long-term rate is recorded in the Summary Compensation Table. In 2008, our Named Executive Officers received awards under the benefit restoration plan in the amounts shown in the footnotes to the Summary Compensation Table. Benefits under this plan are payable upon a termination of employment.

KBR Dresser Deferred Compensation Plan

One of our Named Executive Officers, Mr. Rose, participates in the KBR Dresser Deferred Compensation Plan, an unfunded, frozen deferred compensation plan, which was established to continue to provide benefits under the Dresser Industries, Inc. Deferred Compensation Plan sponsored by Halliburton. Prior to the plan being frozen on January 1, 2000, a participant could elect to defer compensation into the plan. A participant’s deferrals were then converted to units equivalent to company stock based on a discounted price of company stock. The discount could be no more than 25% of company stock fair market value. While additional deferrals are no longer permitted, a participant’s benefit may continue to grow in three ways: through dividend equivalents on unit accounts, interest paid on cash accounts, and through unrealized gains. Interest is payable annually on the participant’s cash account, if any, at the annual savings account rate of a major bank designated by the plan administrator. A participant’s cash account is payable in cash, and the unit account is payable in company stock. Benefits under the plan are payable on the January 15th following the participant’s termination of employment.

Defined Benefit Retirement Plan

Our Named Executive Officers do not participate in any KBR sponsored defined benefit pension plans.

E. Severance and Change-in-Control Protection

Our Compensation Committee desired for our Named Executive Officers and certain other senior executive officers of the Company to enter into severance and change-in-control agreements with the Company for several reasons. Providing termination benefits under a severance and change-in-control agreement allows the Company to be competitive with the practices of its E&C Peer Group as well as the general market. Also, the specific terms for receiving termination benefits under the agreement provide a means to motivate and retain key employees of the Company. Noncompetition and clawback provisions provide protection for the Company by ensuring that the Company’s trade secrets and confidential information are safeguarded and that the Company retains rights to recover any termination benefits paid in the event of material evidence of an executive’s malfeasance. In addition, the Compensation Committee elected for the severance and change-in-control agreements to require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits. This double-trigger replaces the single-trigger that our Named Executive Officers had in their restricted stock/units and stock options agreements with respect to a change-in-control. In addition, an excise tax gross-up provision was added consistent with market practice. Our Compensation Committee understands that in light of the current financial crisis, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, our Compensation Committee is committed to rejecting any proposals that request new excise tax gross-ups.

Following reviews and discussion that began in early 2007, our Compensation Committee engaged Hewitt to assist with the development of a severance and change-in-control agreement for our Senior Executive Management and our CEO. In February 2008, Hewitt presented a comprehensive overview of market practices of severance and change-in-control benefits among our E&C Peer Group and broader industry practices. In addition, Hewitt provided the Compensation Committee with a proposed severance and change-in-control program framework that was generally consistent with the more common practices of our E&C Peer Group. Our Compensation Committee elected to move forward with the proposed program, except that the Compensation Committee wanted to make severance payments (without a change-in-control) more difficult to trigger as compared to the terms of the companies in the E&C Peer Group. Further, while not common practice among the E&C Peer Group, our Compensation Committee elected to add a broad two-year clawback provision. Our Compensation Committee asked its Chairman to work with Hewitt, in-house legal counsel, and outside legal counsel to prepare severance and change-in-control agreements (collectively, the “Agreement”) consistent with these suggestions. In May 2008, Hewitt presented the revised program with an estimate of the potential costs associated with the suggested Agreement. After further review, and advice from outside legal counsel that the Agreement was more favorable to KBR than our peer companies with respect to severance (without a change-in-control) payment triggers and that it was consistent with our peer companies with respect to severance following a change-in-control, our Compensation Committee approved the Agreement in May 2008.

Our Compensation Committee offered the Agreement to Messrs. Utt, DeNicola, Mumford, Rose, and Stanski, along with certain other senior executive officers of the Company. Mr. Utt and all of the senior executives who were offered the Agreement, except for Mr. Stanski, signed the Agreement. Mr. Stanski elected to keep his current employment agreement. The Agreement replaced Mr. Utt’s executive employment agreement entered into with the Company on March 15, 2006. Messrs. DeNicola, Mumford, and Rose did not have existing employment agreements. Our Compensation Committee did not approve the Agreement for Mr. Schneider because his role as CFO was on an interim basis.

The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits. As a condition of receipt of these benefits (other than the death and disability benefits), the executives must first execute a release and full settlement agreement. The Agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. With the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, the Agreement provides that all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to the executives by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination. An exception was made for Mr. Utt as a compromise for him to give up his rights to full vesting of his restricted stock upon severance under his former employment agreement.

Effective as of December 31, 2008, the form severance and change-in-control agreement was amended to comply with the final regulations of section 409A of the Internal Revenue Code.

Mr. Stanski had an existing executive employment agreement with the Company that was entered into effective August 1, 2004. Effective as of December 31, 2008, Mr. Stanski’s executive employment agreement was amended to comply with the final regulations of section 409A of the Internal Revenue Code. On March 17, 2009, Mr. Stanski informed the Company that he was resigning his employment as KBR’s President, Government and Infrastructure to pursue other opportunities effective as of that date. As a result of Mr. Stanski’s voluntary termination, his executive employment agreement terminated on March 17, 2009.

Mr. Burgher’s executive employment agreement with the Company, which was entered into effective November 7, 2005, terminated upon his termination with the Company on March 5, 2008.

F. Other Generally Available Benefits

Generally, our Named Executive Officers participate in the same retirement and health and welfare programs as our other employees. In 2008, our Named Executive Officers participated in the Kellogg Brown & Root, Inc. Retirement and Savings Plan. Pursuant to this plan, we made employer matching contributions equal to 5.5% of eligible compensation. Their health care and insurance coverage is the same as that provided to active employees.

Our Compensation Committee determined that it would no longer offer perquisites to our Senior Executive Management. Our Company does not own a private aircraft, nor do we participate in a fractional aircraft ownership program. As part of our acquisition of BE&K, Inc. on July 1, 2008, we acquired two private aircrafts. Neither aircraft was used after the acquisition. Both aircrafts owned by BE&K, Inc. were sold in September 2008. Our executives do not have company cars or car allowances. To allow for maximum efficiency and productive use of time, one Company-leased car and driver is provided in Houston and one Company-leased car and driver is provided in Arlington for use by our Named Executive Officers and others for business purposes, except that our Named Executive Officers may use a Company-leased car and driver for limited personal use only if the car is not being used by another Named Executive Officer for business purposes at that time.

Impact of Performance on Compensation

Some of our executives and key non-officer employees were eligible to participate in the Performance Pay Plan (as described above under the heading “Short-Term Incentives (Annual)”) and the KBR Management Performance Pay Plan during 2008. Our Named Executive Officers earned annual incentive compensation for the 2008 fiscal year in the amounts shown in the Summary Compensation Table. The 2008 rewards for the Performance Pay Plan were paid in cash in the first quarter of 2009. In addition, Mr. Utt’s restricted stock grant for 2008 is subject to our Company having $0 or greater income for the year ended prior to each vesting date as more fully described in the section titled “KBR Restricted Stock.”

Impact of Executive Misconduct or a Restatement of Earnings on Compensation

If the Company determines at any time within two years after the termination of certain of our Named Executive Officers (other than Messrs. Burgher and Stanski, neither of whom entered into new severance and change-in-control agreements (the “Agreement”)) that such senior executive’s employment could have been terminated for Cause, as defined in the senior executive’s Agreement, the Company retains the rights to recover any severance benefits provided under the Agreement to such senior executive (cash or other). In such case, the senior executive agrees to promptly repay such amounts to the Company. This “clawback” provision does not apply to Messrs. Burgher and Stanski because they did not enter into the Agreement with the Company.

In addition, in March 2009, our Compensation Committee approved amending the Performance Pay Plan (described in the section titled “Short-Term Incentives (Annual)”) and the KBR Management Performance Pay Plan to include a clawback provision that allows the Compensation Committee to seek recovery of any short-term incentive award amounts determined to be an overpayment due to any material restatement of the Company’s financial results that impact the performance metrics on which the short-term incentive awards are calculated.

Impact of Accounting, Regulatory, and Tax Requirements on Compensation

Our Company has adopted Statement of Financial Accounting Standards 123(R), Share-Based Payment (or “FAS 123(R)”). The adoption of FAS 123(R) has not affected the mix of equity awards under our long-term incentive compensation program.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing our compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our compensation philosophy. However, we may from time to time pay compensation to our executives that may not be fully deductible.

The KBR Stock and Incentive Plan was designed to allow qualification under Section 162(m) of stock options, stock appreciation rights, and performance share awards, as well as, short-term and long-term cash performance plans.

Section 304 of the Sarbanes-Oxley Act of 2002 applies to any cash or equity-based incentive compensation paid to specified executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement.

We are administering all nonqualified, deferred compensation plans and payouts in compliance with the provisions of Section 409A of the Internal Revenue Code added under the American Jobs Creation Act of 2004. Plan documents were amended in 2008 to incorporate the effects of Section 409A as adopted.

Stock Ownership Guidelines for Officers

The Nominating and Corporate Governance Committee of our Board of Directors determined that the Company should establish stock ownership guidelines for certain officers of the Company and its subsidiaries in an effort to link more closely the financial interests of these officers with those of the Company’s shareholders.

Our Board of Directors adopted the following ownership guidelines for the Company’s common stock, $0.001 par value (“Common Stock”), for the officers at the levels indicated below:

Group	Ownership Level
CEO/Chairman	5x base salary

Level 1 Executives (Direct reports to CEO)	3x base salary

Level 2 Executives (Direct reports to Level 1 Executives)	1x base salary

Our Board of Directors approved that: (a) each such officer will have five years after the adoption of these guidelines or his or her appointment to an applicable office, whichever is later, to achieve the indicated ownership level; (b) all beneficially owned shares of Common Stock and vested and unvested restricted stock and restricted stock units are counted towards achievement of the ownership guideline; (c) once an officer has achieved the applicable level of Common Stock ownership he or she is required to retain or purchase additional shares if a decline in the price for the Common Stock causes his or her holdings to be less than the applicable ownership level; (d) the value of shares of Common Stock is determined as the closing price of the Common Stock for the particular date; and (e) on and after each officer’s 60th birthday, the officer’s required ownership level is reduced to fifty percent (50%) of the ownership level provided for above; provided, however, no such adjustment will be made for the ownership levels of the CEO, Chief Operating Officer (if any), CFO, and General Counsel.

Conclusion

In a highly competitive market for executive talent, we believe our customers’ and employees’ interests, as well as those of our stockholders and other stakeholders, are well served by our compensation programs. These programs are reasonably positioned to our E&C Peer Group companies, the MIS Peer Group, and the Diversified Peer Group, encourage and promote our compensation objectives with a strong emphasis on pay for performance, and permit the exercise of our Compensation Committee’s discretion in the design and implementation of compensation packages. Going forward, we will continue to review our compensation plans periodically to determine what revisions, if any, should be made.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information regarding the compensation of our Named Executive Officers during 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt (6) Chairman of the Board, President & CEO	2008	900,010	—	1,179,047	—	1,100,000	5,497	569,310	3,753,864
	2007	817,704	100,000	714,998	—	1,000,000	755	272,774	2,906,231
	2006	487,987	417,810	221,694	—	235,966	—	21,489	1,384,946

T. Kevin DeNicola (7)(8) SVP & CFO (June 18, 2008 – Present)	2008	245,543	—	14,757	—	186,624	—	92,509	539,433

Charles E. Schneider (8) Interim SVP & CFO (March 6, 2008 – June 17, 2008)	2008	257,760	—	25,108	—	143,537	28	11,991	438,424

Cedric W. Burgher Former SVP & CFO (November 7, 2005 – March 5, 2008)	2008	80,628	—	(91,762)	(17,550)	228,614	—	1,683,346	1,883,276
	2007	355,770	75,000	185,199	150,070	344,400	190	15,013	1,125,642
	2006	300,000	54,936	96,352	74,734	110,064	—	33,966	670,052

Bruce A. Stanski President, Government & Infrastructure	2008	429,082	—	287,762	80,961	319,320	1,742	73,369	1,192,236
	2007	375,006	—	230,497	143,947	282,240	1,179	62,376	1,095,245
	2006	359,678	—	177,682	77,663	438,038	733	86,543	1,140,337

John L. Rose President, Upstream	2008	429,082	—	218,239	75,178	248,940	2,120	192,254	1,165,813
	2007	366,701	—	151,432	106,834	294,338	728,700	195,357	1,843,362
	2006	301,302	38,460	65,377	57,565	117,647	4,427	48,197	632,975

Thomas Mumford (8) SVP, Commercial	2008	354,423	—	307,280	—	286,416	170	170,151	1,118,440

(1)	For bonuses in 2007, our Compensation Committee granted discretionary bonuses to Messrs. Utt, Burgher, and certain other employees for their efforts in the separation of KBR from Halliburton. For bonuses in 2006, our Compensation Committee granted discretionary bonuses to selected Senior Executive Management to reward them for their performance during 2006 and for their performance in their new management roles.

(2)	The amounts in columns (e) and (f) reflect the dollar amount recognized for 2006, 2007, and 2008 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” for awards pursuant to the KBR Stock and Incentive Plan and the KBR, Inc. Transitional Stock Adjustment Plan and thus may include amounts from awards granted in and prior to 2006, 2007, and 2008. Assumptions used in the calculation of these amounts are described in note 2 under “Significant Accounting Policies” and note 15 under “Stock Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2008, and the comparable disclosures in 2006 and 2007.
(3)	Earnings reportable in column (g) relate to payments under our Performance Pay Plan for 2006, 2007, and 2008 and under Halliburton’s Performance Unit Plan for 2006. Benefits under these plans are payable by their terms at a later date.
(4)	The amounts shown in column (h) include the following:

Name	Year	Halliburton Defined Benefit	Benefit Restoration	Elective Deferral	Dresser Deferred Compensation	Total (A)
Utt (B)	2008	—	2,142	3,355	—	5,497
	2007	—	637	118	—	755
	2006	—	—	—	—	—

DeNicola	2008	—	—	—	—	—

Schneider	2008	—	28	—	—	28

Burgher	2008	—	—	—	—	—
	2007	—	190	—	—	190
	2006	—	—	—	—	—

Stanski (B)	2008	—	1,742	—	—	1,742
	2007	—	1,179	—	—	1,179
	2006	—	733	—	—	733

Rose (B)	2008	—	2,120	—	—	2,120
	2007	622	1,517	—	726,561	728,700
	2006	892	1,145	—	2,390	4,427

Mumford (B)	2008	—	170	—	—	170

(A)	Any amounts reportable here and in column (h) of the Summary Compensation Table are payable in connection with KBR’s nonqualified deferred compensation plans, the KBR Benefit Restoration Plan (“Benefit Restoration”), KBR Elective Deferral Plan (“Elective Deferral”), and KBR Dresser Deferred Compensation Plan (“Dresser Def. Comp.”). These amounts reflect above market or preferential earnings on nonqualified deferred compensation. The amounts reportable in connection with the Halliburton Defined Benefit Plan reflect the aggregate change in the actuarial present value of Mr. Rose’s plan benefit. KBR did not assume any responsibility for the Halliburton Defined Benefit Plan following our separation from Halliburton.
(B)	Messrs. Utt, Rose, Stanski, and Mumford were the only Named Executive Officer who had earnings in the KBR Supplemental Executive Retirement Plan (“SERP”) during 2008. Mr. Stanski was the only Named Executive Officer who had earnings in the SERP during 2006 and 2007. However, earnings that were credited to their accounts in 2006, 2007, and 2008 were not above market.
(5)	The amounts shown in column (i) above include the following:

Name	Year	Company Match (401k)	Benefit Restoration Award	Restricted Dividends	SERP	Company Car (A)	Relocation Costs (B)	Per Diem (C)	Foreign Income Tax Imputed (D)	Termination- Related Payments (E)	Total
Utt	2008	8,821	31,351	35,026	494,000	112	—	—	—	—	569,310
	2007	8,559	29,849	—	234,000	366	—	—	—	—	272,774
	2006	—	14,739	6,750	—	—	—	—	—	—	21,489

DeNicola	2008	9,337	11	400	82,761	—	—	—	—	—	92,509

Schneider	2008	10,748	977	266	—	—	—	—	—	—	11,991

Burgher	2008	4,098	—	—	—	—	—	—	—	1,679,248	1,683,346
	2007	8,646	6,367	—	—	—	—	—	—	—	15,013
	2006	5,712	4,400	4,275	—	—	19,579	—	—	—	33,966

Stanski	2008	8,618	9,300	9,146	—	—	—	46,305	—	—	73,369
	2007	8,646	7,425	—	—	—	—	46,305	—	—	62,376
	2006	8,359	7,682	14,731	—	—	—	55,771	—	—	86,543

Rose	2008	10,350	9,300	3,880	168,724	—	—	—	—	—	192,254
	2007	10,125	6,969	—	85,064	20	—	—	93,179	—	195,357
	2006	9,900	4,472	3,512	—	—	—	—	30,313	—	48,197

Mumford	2008	4,476	5,193	1,514	158,968	—	—	—	—	—	170,151

(A)	The amounts in this column include $112 for Mr. Utt’s limited personal use of the Company-leased car and driver.
(B)	The amounts in this column include $14,400 in imputed closing costs and $5,179 in tax equalization for the closing cost payments in connection with Mr. Burgher’s business-related relocation.
(C)	In addition to the amount reported for Mr. Stanski’s base salary earned in 2006, 2007, and 2008, he also received a per diem payment as a cost of living differential, which is included under this column.
(D)	Foreign Income Tax (imputed) for Mr. Rose represents company-paid host-country 2006 personal income taxes resulting from Halliburton stock options exercised in 2006 that were awarded when Mr. Rose was on foreign assignment. A tax gross-up was paid in 2007 and was reported as 2007 non-payroll compensation.
(E)	The termination-related payments include payments to Mr. Burgher under his employment agreement, the Company’s vacation plan, and the KBR Benefit Restoration Plan.
(6)	Mr. Utt’s base salary for 2006 represents his salary for the nine months he was employed in 2006.
(7)	Mr. DeNicola’s base salary for 2008 represents his salary for the six and a half months he was employed in 2008.
(8)	Messrs. DeNicola, Schneider, and Mumford’s 2006 and 2007 information is not included because they were either not an employee of the Company (in the case of Mr. DeNicola) or a Named Executive Officer in 2006 and 2007 (in the cases of Messrs. Schneider and Mumford).

Grants of Plan Based Awards

The following table provides information regarding awards in 2008 under the KBR Senior Executive Performance Pay Plan and the KBR Stock and Incentive Plan.

Name	Grant Type (1)	Grant Date (2)	Approval Date	Number Of Non- Equity Incentive Plan Units Granted	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($) (4)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)
William P. Utt	STI	—	—	—	288,000	720,000	1,800,000	—	—	—	—	—	—	—
	PAs	—	—	2,400,000	1,200,000	2,400,000	4,800,000	—	—	—	—	—	—	—
	RSUs	3/03/08	2/29/08	—	—	—	—	—	—	—	49,277	—	—	1,600,024

T. Kevin DeNicola	STI	—	—	—	54,000	135,000	337,500	—	—	—	—	—	—	—
	PAs	—	—	360,000	180,000	360,000	720,000	—	—	—	—	—	—	—
	RSUs	8/05/08	8/05/08	—	—	—	—	—	—	—	8,000	—	—	195,120

Charles E. Schneider	STI	—	—	—	40,000	100,001	200,002	—	—	—	—	—	—	—
	PAs	—	—	75,000	37,500	75,000	150,000	—	—	—	—	—	—	—
	RSUs	5/06/08	5/06/08	—	—	—	—	—	—	—	1,594	—	—	50,004
	RSUs	7/01/08	7/01/08	—	—	—	—	—	—	—	2,136	—	—	75,016

Cedric W. Burgher	STI	—	—	—	88,200	220,500	551,250	—	—	—	—	—	—	—
	PAs	—	—	—	—	—	—	—	—	—	—	—	—	—
	RSUs	—	—	—	—	—	—	—	—	—	—	—	—	—
Bruce A. Stanski	STI	—	—	—	96,000	240,000	600,000	—	—	—	—	—	—	—
	PAs	—	—	420,000	210,000	420,000	840,000	—	—	—	—	—	—	—
	RSUs	3/03/08	2/28/08	—	—	—	—	—	—	—	8,624	—	—	280,021

John L. Rose	STI	—	—	—	96,000	240,000	600,000	—	—	—	—	—	—	—
	PAs	—	—	420,000	210,000	420,000	840,000	—	—	—	—	—	—	—
	RSUs	3/03/08	2/28/08	—	—	—	—	—	—	—	8,624	—	—	280,021

Thomas Mumford	STI	—	—	—	78,000	195,000	487,500	—	—	—	—	—	—	—
	PAs	—	—	240,000	120,000	240,000	480,000	—	—	—	—	—	—	—
	RSUs	3/03/08	2/28/08	—	—	—	—	—	—	—	4,928	—	—	160,012

(1)	During fiscal year 2008, the Named Executive Officers received three types of plan-based awards: Short-Term Incentive (Annual) (“STI”), Performance Awards (“PAs”), and Restricted Stock Units (“RSUs”). All awards were granted under the KBR Stock and Incentive Plan, except that the STI was granted under the KBR Senior Executive Performance Pay Plan, which is a performance plan under the KBR Stock and Incentive Plan.
(2)	Mr. Utt’s restricted stock unit grant was approved by the Board of Directors on February 29, 2008, a leap year date. To avoid any leap year grant date issues such as determining vesting dates in future years, the grant date of his award was made effective as of March 3, 2008. To be consistent with Mr. Utt’s grant date and for administrative convenience, Messrs. Burgher, Stanski, Rose, and Mumford’s restricted stock unit awards, which were approved by the Compensation Committee on February 28, 2008, were also granted effective as of March 3, 2008.
(3)	Actual bonus payments under the KBR Senior Executive Performance Pay Plan may equal amounts between performance level percentages. Estimated bonus payments are calculated using the sum of the Participant’s annual base salary (excluding any supplemental payments) as determined on the first day of each month during the calendar year, divided by twelve.
(4)	The amounts in column (n) are calculated based on the product of the number of RSUs granted and the closing price of our common stock on the Approval Date of the grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We entered into employment agreements with Mr. Utt as of March 15, 2006, Mr. Burgher as of November 7, 2005, and Mr. Stanski as of August 1, 2004. Mr. Utt’s employment agreement terminated on December 31, 2008, when he entered into a new severance and change-in-control agreement (see the section titled “Severance and Change-in-Control Protection” for more detail on Mr. Utt’s new agreement). Mr. Burgher’s employment agreement terminated on March 5, 2008, when he terminated employment with the Company. Mr. Stanski’s employment agreement terminated on March 17, 2009, when he terminated employment with the Company. Messrs. Utt and Burgher’s employment agreements provided for base annual salaries of $625,000 and $300,000, respectively, which could be increased in accordance with our general compensation policies. Mr. Utt’s employment agreement also provided for a one-time signing bonus of $75,000 plus a one-time bonus of $225,000, to which Mr. Utt became entitled at the closing date of our initial public offering. Mr. Stanski’s employment agreement provided for an annual base salary of $323,695 (which could be increased) and for Mr. Stanski to receive a cost of living adjustment during the time he was required to reside in the Washington, D.C. area.

Under Mr. Utt’s employment agreement, he received a grant of 15,000 (which were split to 30,000) restricted shares of Halliburton common stock (his outstanding Halliburton restricted stock was converted into 38,744 shares of KBR restricted stock upon the separation of KBR from Halliburton), and in 2006, was afforded a reward opportunity of 65%-130% of his base salary based on achievement of plan level/challenge level objectives. Mr. Utt’s employment agreement also provided for his receipt of restricted shares of our common stock with a fair market value of $2.2 million immediately after the closing of our initial public offering.

Under the terms of Mr. Burgher’s employment agreement, he was granted 7,500 restricted shares of Halliburton common stock and an option to purchase 7,500 shares of Halliburton common stock (his outstanding Halliburton restricted stock and stock options were converted to similar KBR awards upon the separation of KBR from Halliburton). Mr. Burgher also participated in our paid-time off program and accrued an equivalent of 4 weeks of vacation annually. Following his termination with the Company, the following benefits were paid or will be paid to Mr. Burgher pursuant to his employment agreement: (a) a lump-sum cash severance benefit equal to $367,500, Mr. Burgher’s base salary in effect at his termination, (b) a lump-sum cash payment equal to $1,277,621, which was the cash value of his unvested restricted stock shares and restricted stock units on the date of his termination of employment (which were automatically forfeited), (c) a lump-sum cash payment equal to $344,400, which was Mr. Burgher’s individual incentive compensation earned in 2007 under the Performance Pay Plan but which had not yet been paid, (d) a lump-sum cash payment equal to $228,614, which was the individual incentive compensation earned for the year of his termination of employment, determined as if he had remained employed by us for the entire year, (e) a lump-sum cash payment equal to $22,157, which was the cash value of Mr. Burgher’s accrued but unused hours of vacation, and (f) a lump-sum cash payment equal to $11,970, which was a payment under the KBR Benefit Restoration Plan.

KBR Stock and Incentive Plan

During fiscal year 2008, our Named Executive Officers received three types of plan-based awards under our KBR Stock and Incentive Plan (including the Performance Pay Plan adopted thereunder): (1) an annual Short-Term Incentive (“STI”) award, (2) a Non-equity Incentive Plan Unit or Performance Award (“PAs”), and (3) Restricted Stock Units (“RSUs”). STI is paid based on achieving pre-established metrics, including cash value added, job income booked, fully burdened operating income, and overhead cost management. Awards under the STI are paid in cash. The PAs were granted on March 3, 2008. Each PA has a target value of $1.00. The actual value, if any, of a PA at the end of the Performance Period will be determined based 50% on the level of achievement during the Performance Period of the performance objectives based on the comparison of the total shareholder return (“TSR”) of the Company’s common stock at the end of the Performance Period to the TSR of each of the common stocks of the members of the peer group for the Performance Period and 50% on the Return on Capital. The Company’s TSR rank is measured over the full 3-year performance period, which runs from January 1, 2008 to December 31, 2010. The TSR payout is based on KBR’s TSR relative standing on December 31, 2010 to our peer group. The performance awards will be paid based on the performance period from January 1, 2008 through December 31, 2010.

The Compensation Committee targeted the long-term incentive awards at approximately the 50th percentile of our E&C Peer Group, resulting in long-term incentive target values of $4,000,000 for Mr. Utt, $700,000 for Messrs. Rose and Stanski, $400,000 for Mr. Mumford, and $0 for Mr. Burgher. Long-term incentive awards were delivered through a combination of cash-based performance awards and restricted stock units.

The Compensation Committee determined the number of performance awards for each Named Executive Officer by multiplying the total long-term incentive value by 60% and dividing the product by $1.00 (the target value of each performance award). The $1.00 target value was adopted as the target value for the purpose of administering and communicating the Plan. Our Compensation Committee decided to use $1.00 as the target value for each performance award based on a proposal presented by Towers Perrin from July 2007 in which $1.00 was used as the target value for each performance unit for the purpose of administering and communicating the plan. Since the number of performance awards were granted based on the total target value of long-term incentive awards, the use of $1.00 as a target value is a means of expressing the value of each award. The actual value of a performance award may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold of 0% of $1.00, or $0.00. Awards for performance between threshold and target and target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

The RSUs were granted on March 3, 2008, under the KBR Stock and Incentive Plan. Shares vest in increments of 20% annually over five years. RSUs (with respect to U.S.-based awards) provide for rights to any dividends paid on shares of common stock, in the same manner and at the same time as dividends are paid to our common stockholders. In order to determine the number of restricted stock units granted to each Named Executive Officer in March 2008, our Compensation Committee engaged Hewitt to provide a comparison of our Senior Executive Management’s target total direct compensation (including target total annual compensation) against our E&C Peer Group and MIS Peer Group. Based on a review of this comparison, our Compensation Committee targeted the long-term incentive awards at approximately the 50th percentile of our E&C Peer Group (or MIS Peer Group where no E&C Peer Group data was available) and selected an approximate long-term incentive target value of $4,000,000 for Mr. Utt, $700,000 for Messrs. Rose and Stanski, $400,000 for Mr. Mumford, and $0 for Mr. Burgher. Using these total long-term incentive target values, our Compensation Committee determined the number of restricted stock units for each Named Executive Officer by multiplying the total long-term incentive value by 40% and dividing the product by the fair market value of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2008.

		Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt	03/03/2008	—	—	—	—	—	49,277	749,010	39,422	599,208
	07/28/2007	—	—	—	—	—	44,245	672,524	26,547	403,514
	11/21/2006	—	—	—	—	—	77,646	1,180,219	—	—
	03/15/2006	—	—	—	—	—	29,081	442,031	—	—
TOTAL		—	—	—	—	—	200,249	3,043,784	65,969	1,002,722

T. Kevin DeNicola	08/05/2008	—	—	—	—	—	8,000	121,600	—	—
TOTAL		—	—	—	—	—	8,000	121,600	—	—

Charles E. Schneider	07/01/2008	—	—	—	—	—	2,136	32,467	—	—
	05/06/2008	—	—	—	—	—	1,594	24,229	—	—
	07/28/2007	—	—	—	—	—	1,660	25,232	—	—
TOTAL		—	—	—	—	—	5,390	81,928	—	—

Cedric W. Burgher	—	—	—	—	—	—	—	—	—	—
TOTAL		—	—	—	—	—	—	—	—	—

Bruce A. Stanski	03/03/2008	—	—	—	—	—	8,624	131,085	—	—
	07/28/2007	—	—	—	—	—	8,850	134,520	—	—
	11/21/2006	15,306	7,540	—	21.81	11/21/2016	11,555	175,636	—	—
	02/17/2005	6,463	—	—	12.94	2/17/2015	9,694	147,349	—	—
	08/19/2004	—	—	—	—	—	3,232	49,126	—	—
	03/16/2004	—	—	—	—	—	3,820	58,064	—	—
	04/01/2002	—	—	—	—	—	6,689	101,673	—	—

	01/02/2002	—	—	—	—	—	6,689	101,673	—	—
	10/01/2001	—	—	—	—	—	5,017	76,258	—	—
	04/13/2001	—	—	—	—	—	2,425	36,860	—	—
	04/09/1999	—	—	—	—	—	259	3,937	—	—
TOTAL		21,769	7,540	—	—	—	66,854	1,016,181	—	—

John L. Rose	03/03/2008	—	—	—	—	—	8,624	131,085	—	—
	07/28/2007	—	—	—	—	—	8,850	134,520	—	—
	11/21/2006	15,306	7,540	—	21.81	11/21/2016	11,555	175,636	—	—
	02/17/2005	2,424	—	—	12.94	2/17/2015	3,102	47,150	—	—
	03/16/2004	—	—	—	—	—	1,698	25,810	—	—
	03/08/2000	—	—	—	—	—	1,616	24,563	—	—
TOTAL		17,730	7,540	—	—	—	35,445	538,764	—	—

Thomas Mumford	07/28/2007	—	—	—	—	—	4,425	67,260	—	—
TOTAL		—	—	—	—	—	4,425	67,260	—	—

(1)	The awards granted on and after November 21, 2006 are of KBR restricted stock, restricted stock units, or options under the KBR Stock and Incentive Plan. The awards granted prior to November 21, 2006 were of Halliburton restricted stock or options, which, following the split-off of KBR from Halliburton, were converted into awards under the KBR Transitional Stock Adjustment Plan, consisting of KBR restricted stock and options to purchase KBR common stock.
(2)	All options listed in this column vest at a rate of 33-1/3% on the first anniversary, 67% on the second anniversary, and 100% on the third anniversary from the date of grant.
(3)	All restricted stock and restricted stock units listed in this column that were awarded on or after January 1, 2003 vest at a rate of 20% per year over the 5-year vesting period. Restricted stock/units vest based solely on service with the Company, except for Mr. Utt’s restricted awards on July 28, 2007 and March 3, 2008, which are also subject to KBR having positive net income for the calendar year preceding the vesting date.
(4)	Market value in this table assumes a fair market value of $15.20 per share for KBR common stock, as of December 31, 2008.
(5)	The number of unearned shares includes 80% of Mr. Utt’s March 3, 2008 restricted stock unit grant and 60% of Mr. Utt’s July 28, 2007 restricted stock grant under column (g), the earning of which is subject to the Company having net income greater than or equal to zero for the calendar year preceding each vesting date.

Option Exercises and Stock Vested

The following table shows information for 2008 regarding the exercise of stock options and the vesting of restricted stock and restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
William P. Utt	—	—	46,636	848,268

T. Kevin DeNicola	—	—	—	—

Charles E. Schneider	—	—	414	11,294

Cedric W. Burgher	22,466	206,394	—	—

Bruce A. Stanski	—	—	24,234	607,836

John L. Rose	—	—	11,622	278,744

Thomas Mumford	—	—	6,034	105,077

(1)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of common stock on the vesting date.

Pension Benefits

Our Named Executive Officers did not participate in a KBR sponsored pension plan required to be reported under the Pension Benefits table. Accordingly, the Pension Benefits Table has not been included here.

Nonqualified Deferred Compensation

The following table provides information regarding each Named Executive Officer’s contributions to covered deferred compensation plans, earnings accrued during the year, withdrawals and distributions during the year, and plan balances at fiscal year end.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
(a)		(b)	(c)	(d)	(e)	(f)
William P. Utt	Elective Deferral	355,002	—	(55,814)	—	409,282
	Restoration	—	31,351	4,606	—	82,019
	SERP	—	494,000	(68,094)	—	659,906

T. Kevin DeNicola	Elective Deferral	—	—	—	—	—
	Restoration	—	11	—	—	11
	SERP	—	82,761	—	—	82,761

Charles E. Schneider (5)	Elective Deferral	—	—	—	—	—
	Restoration	—	977	61	—	1,646
	SERP	—	—	—	—	—

Cedric W. Burgher	Elective Deferral	—	—	—	—	—
	Restoration	—	—	763	(11,970)	—
	SERP (5)	—	—	—	—	—

Bruce A. Stanski	Elective Deferral	—	—	—	—	—
	Restoration	—	9,300	3,746	—	50,500
	SERP (5)	—	—	2,894	—	60,775

John L. Rose	Elective Deferral	—	—	—	—	—
	Restoration	—	9,300	4,559	—	59,448
	SERP	—	168,724	(24,754)	—	229,035
	Dresser Deferred Compensation (6)	—	—	(975,816)	—	571,811

Thomas Mumford	Elective Deferral	58,885	—	(14,564)	—	44,320
	Restoration	—	5,193	365	—	9,206
	SERP	—	158,968	(20,633)	—	209,240

(1)	The amounts in this column (b) are reported as compensation for 2008 in column (c) of the Summary Compensation Table.
(2)	The amounts in this column (c) are reported as compensation for 2008 in column (i) of the Summary Compensation Table. For Dresser Deferred Compensation, no contributions or earnings (columns b to d) were reported as compensation in the last completed Fiscal Year.
(3)	Only the above market earnings in this column (d) are reported as compensation in for 2008 in column (h) of the Summary Compensation Table.
(4)	Only the amount of the aggregate balance in this column (f) that relates to registrant contributions that are reported in this column (c) are reported as compensation for 2008 in column (i) of the Summary Compensation Table.
(5)	There were no SERP contributions made on behalf of Messrs. Burgher, or Stanski during 2008 because they were not age 50. There was no SERP contribution made on behalf of Mr. Schneider because the Compensation Committee, in its sole discretion, elected to exclude Mr. Schneider from the SERP.
(6)	The share price used for the Dresser Deferred Compensation Plan is the average of the daily closing prices of our stock during December 2008. This price was used because the terms of the Dresser Deferred Compensation Plan value the account based on the average. The average amount equals $14.42.

Narrative Disclosure to Nonqualified Deferred Compensation Table

Under the KBR Elective Deferral Plan, pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each year. The other plans do not allow employee elective deferrals. Earnings for the Elective Deferral Plan are based on deemed investment alternatives, including the following three that are under our 401(k) Plan, the S&P Index Fund, the Aggressive Premixed Portfolio, and the Small Cap Equity Fund, and one that is not under our 401(k) Plan, the Moody’s Corporate Bond Yield +2%. Investment elections may be changed by the executive on a monthly basis. Earnings for the Restoration Plan are credited at a flat 10% per year. While employed, earnings (or losses) on amounts in the SERP (for contributions made after 2006) are credited (or deducted) based on the default investment portfolio in the Company’s 401(k) plan. Earnings under the Dresser Deferred Compensation Plan are based on the trading price (and dividends, if any) of KBR common stock. Payouts under the Restoration Plan and the SERP are paid in a lump sum upon termination. Payouts under the Elective Deferral Plan are paid on termination of employment or a specified future date, either as a lump sum or in installments. Payouts under the Dresser Deferred Plan are paid on termination of employment, in installments. Withdrawals under the Elective Deferral Plan are allowed in the case of an unforeseeable emergency (non-emergency for pre-January 1, 2005 account balances).

Elements of Post-Termination Compensation and Benefits

During 2008, our Compensation Committee continued its review from 2007 of severance and change-in-control practices among our peer groups to determine what is competitive in our industry. After 15 months of review and negotiations with our senior executives, our Compensation Committee entered into new severance and change-in-control arrangements with our Named Executive Officers (other than Mr. Stanski) during 2008.

Our Compensation Committee reviewed several reports from Hewitt analyzing the provisions of the previous employment agreements for Messrs. Utt, Burgher, and Stanski and the current market practices for senior executive post-termination benefits. Our Compensation Committee also negotiated the terms of its proposed severance and change-in-control agreements with certain members of Senior Executive Management and our Named Executive Officers over a period of approximately one year to 15 months. These new severance and change-in-control agreements reflect the thorough review and thoughtful negotiations by or Compensation Committee and provide severance and change-in-control benefits generally consistent with the common practices of our peer companies’ severance and change-in-control benefits.

Termination events that trigger payments and benefits include change-in-control, normal or early retirement, termination for cause or good reason, voluntary termination, disability, and death. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short and long-term incentive plans, nonqualified account balances and health benefits among others.

See the section below on 2008 Potential Payments Upon Termination or Change-in-Control for more detail on estimated potential payments and benefits under Messrs. Utt, DeNicola, Mumford, and Rose’s severance and change-in-control agreements, Messrs. Burgher and Stanski’s employment agreements, and the KBR Stock and Incentive Plan and the Transitional Stock Adjustment Plan.

Further, see the Severance and Change-in-Control Agreements, Employment Agreements, and KBR Stock and Incentive Plan and Transitional Stock Adjustment Plan sections after the 2008 Potential Payments Upon Termination or Change-in-Control Table for a description of: (a) the specific circumstances that would trigger payments and benefits, (b) the appropriate payment and benefit levels are determined under the various circumstances that trigger payments and benefits, (c) any material conditions or obligations applicable to the receipt of payments or benefits, and (d) any other material factors regarding the severance and change-in-control and employment agreements.

2008 Potential Payments Upon Termination or Change-In-Control

Executive	Benefits (1) (2)	Change in Control without Termination 12/31/2008 ($)	Change in Control with Involuntary Termination 12/31/2008 ($)	Normal Retirement on 12/31/2008 ($)	Involuntary Not For Cause Termination on 12/31/2008 ($)	Voluntary for Good Reason on 12/31/2008 ($)	Disability on 12/31/2008 ($)	Death on 12/31/2008 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William P. Utt	Stock Awards	—	3,043,785	3,043,785	1,622,250	1,622,250	3,043,785	3,043,785
	Stock Options (3)	—	—	—	—	—	—	—
	Performance Awards (4)	—	2,244,083	2,244,083	—	—	2,244,083	2,244,083
	Cash Severance (5)	—	9,032,349	1,882,853	3,162,947	3,162,947	1,882,853	1,882,853
	TOTAL	—	14,320,217	7,170,721	4,785,197	4,785,197	7,170,721	7,170,721

T. Kevin DeNicola	Stock Awards	—	121,600	121,600	—	—	121,600	121,600
	Stock Options (3)	—	—	—	—	—	—	—
	Performance Awards (4)	—	120,219	120,219	—	—	120,219	120,219
	Cash Severance (5)	—	2,185,947	269,396	720,011	720,011	269,396	269,396
	TOTAL	—	2,427,766	511,215	720,011	720,011	511,215	511,215

Charles E. Schneider (6)	Stock Awards	81,928	81,928	81,928	—	—	81,928	81,928
	Stock Options (3)	—	—	—	—	—	—	—
	Performance Awards (4)	330,000	330,000	79,144	—	—	79,144	79,144
	Cash Severance (5)	200,085	200,085	145,182	1,646	1,646	145,182	145,182
	TOTAL	612,013	612,013	306,254	1,646	1,646	306,254	306,254

Cedric W. Burgher (7)	Stock Awards	—	—	—	—	—	—	—
	Stock Options (3)	—	—	—	—	—	—	—
	Performance Awards (4)	—	—	—	—	—	—	—
	Cash Severance (5)	—	—	—	—	2,252,262	—	—
	TOTAL		—	—	—	2,252,262	—	—

Bruce A. Stanski	Stock Awards	1,016,181	1,016,181	1,016,181	1,016,181	1,016,181	1,016,181	1,016,181
	Stock Options (3)(8)	—	—	—	—	—	—	—
	Performance Awards (4)	1,800,000	1,800,000	428,780	—	—	428,780	428,780
	Cash Severance (5)	711,275	1,111,275	430,595	830,595	830,595	430,595	430,595
	TOTAL	3,527,456	3,927,456	1,875,556	1,846,776	1,846,776	1,875,556	1,875,556

John L. Rose	Stock Awards	—	538,764	538,764	—	—	538,764	538,764
	Stock Options (3)(8)	—	—	—	—	—	—	—
	Performance Awards (4)	—	428,780	428,780	—	—	428,780	428,780
	Cash Severance (5)	—	1,954,956	594,604	756,629	756,629	594,604	594,604
	TOTAL	—	2,922,500	1,562,148	756,629	756,629	1,562,148	1,562,148

Thomas Mumford	Stock Awards	—	67,260	67,260	—	—	67,260	67,260
	Stock Options (3)	—	—	—	—	—	—	—
	Performance Awards (4)	—	224,408	224,408	—	—	224,408	224,408
	Cash Severance (5)	—	1,590,147	509,294	533,638	533,638	509,294	509,294
	TOTAL	—	1,881,815	800,962	533,638	533,638	800,962	800,962

(1)	The aggregate nonqualified deferred compensation payable to all Named Executive Officers upon termination is set forth in column (f) of the Nonqualified Deferred Compensation Table.
(2)	The Table does not include amounts otherwise payable to the Named Executive Officers if they remained employed through December 31, 2008 pursuant to the KBR Senior Executive Performance Pay Plan (STI), as reported in column (g) of the Summary Compensation Table. If a Named Executive Officer is terminated for “cause” (as defined under the applicable plan/program) all such executive’s rights to payment would be automatically forfeited. Also, the Table does not include those benefits that are generally available to all employees.
(3)	The Table assumes full exercise of options that become exercisable upon termination or change-in-control as of December 31, 2008. This table does not include the exercisable options reflected in column (b) of the Outstanding Equity Awards at Fiscal Year End Table. Option values are based on the difference between the option exercise price and the closing price for our common stock on December 31, 2008, multiplied by the number of shares to be acquired upon exercise of the option. While options do not vest upon normal retirement age, they do continue to vest on the original vesting schedule post-normal retirement. On December 31, 2008, Messrs. Rose and Stanski were fully vested in 7,540 stock options with an exercise price of $21.81; however, because the closing price for our common stock on December 31, 2008 was $15.20, Messrs. Rose and Stanski’s stock options had no value.
(4)	Includes maximum payout upon change-in-control for the Performance Awards. Assumes for purposes of normal retirement, death, and disability that payout for the Performance Awards will be at Target.
(5)	With the exceptions of Messrs. Burgher, Schneider and Stanski, cash severance includes welfare costs. Messrs. Utt and DeNicola’s cash severance includes excise tax gross-ups calculated using a 35% tax rate assumption. Cash severance does not include amounts that may be paid to the Named Executive Officers under the severance plan generally available to all employees of the Company.
(6)	Mr. Schneider served as an interim CFO during the period following Mr. Burgher’s termination of employment with the Company and prior to Mr. DeNicola’s hire date as the new CFO of the Company.
(7)	Mr. Burgher’s employment agreement was terminated upon his termination with the Company on March 5, 2008. Accordingly, the amounts reflect the amounts paid in connection with his termination of employment as agreed to by the Company and Mr. Burgher.
(8)	Messrs. Rose and Stanski each would have become fully vested in 7,450 stock options at $21.81, but due to the stock price of $15.20, the options had no value on December 31, 2008.

Severance and Change-in-Control Agreements

Our Compensation Committee approved severance and change-in-control agreements (collectively, the “Agreement”) for Messrs. Utt, DeNicola, Mumford, Rose, and Stanski, along with certain other senior executive officers of the Company. Mr. Utt and all of the senior executives that were offered the Agreement, except for Mr. Stanski, signed the Agreement. Mr. Stanski elected to keep his employment agreement (see the next section titled “Employment Agreements” for a description of Mr. Stanski’s employment agreement), which terminated on March 17, 2009, when he terminated employment with the Company. The Agreement replaced Mr. Utt’s executive employment agreement entered into with the Company on March 15, 2006. Messrs. DeNicola, Mumford, and Rose did not have existing employment agreements. Our Compensation Committee did not approve the Agreement for Mr. Schneider because his role as CFO was on an interim basis.

Circumstances that Would Trigger Payments and Benefits

The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.

Under the Agreement, “cause,” “good reason,” and “change-in-control” are defined as follows:

“Cause” means any of the following (i) the executive’s gross negligence or willful misconduct in the performance of the duties and services required of him by the Company; (ii) the executive’s conviction of, or plea other than not guilty to, a felony or a misdemeanor involving moral turpitude; or (iii) a material violation of the Company’s Code of Business Conduct. However, prior to a change-in-control, “cause” also means the executive’s failure to perform, in a reasonably satisfactory manner, the duties and services required of him by the Company, provided that the Company gives the executive at least 10 days’ written notice to cure the failure.

“Good Reason” means any of the following: (i) a material diminution in the executive’s base salary, (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) unless agreed to by the executive, the relocation of the offices at which the executive is principally employed to a location more than 50 miles away. However, prior to a change-in-control, “good reason” means a 25% or more diminution in the executive’s base salary, unless a similar reduction is made to the base salaries of all senior executive officers of the Company.

“Change-in-Control” is generally triggered upon any of the following: (i) a person acquires 20% or more of the voting power of the Company, (ii) the majority of our Board of Directors changes, (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets.

If, prior to, on, or after a change-in-control, Messrs. Utt, DeNicola, Mumford, or Rose die or become disabled, then the Company will provide them with the following benefits: (a) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (b) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than the March 15th following the end of such prior performance period, (c) the restrictions on all restricted stock and restricted stock units of the executive shall lapse in full on his date of termination, (d) all stock options and stock appreciation rights (“SARs”) of the executive shall become fully vested and exercisable on his date of termination and may be exercised until the earlier of (i) the second anniversary of his date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (ii) the remaining term of such option or SAR, (e) all outstanding performance awards of the executive shall be prorated to his date of termination and to the extent such awards become “earned” based on actual performance results at the end of the performance period, shall be paid to the executive in a lump sum on the normal payment date for such awards under the plan, but not later than the March 15th following the end of the performance period, and (f) all account balances of the executive in all supplemental and/or non-qualified retirement plans of the Company and its affiliates shall become fully vested on his date of termination.

If, prior to, on, or after a change-in-control, Messrs. Utt, DeNicola, Mumford, or Rose retire, then the Company will provide them with the above death and disability benefits, except that the executive may only exercise his stock options and SARs until the earlier of (a) the first anniversary of his date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (b) the remaining term of such option or SARs.

If, prior to, on, or after a change-in-control, Messrs. Utt, DeNicola, Mumford, or Rose voluntarily terminates his employment for any reason other than a “good reason” or retirement, the executive will not be entitled to any payments or benefits and his vested stock options and SARs must be exercised within 30 days of the date of his termination, but not later than the option or SAR expiration date.

If, prior to, on, or after a change-in-control, Messrs. Utt, DeNicola, Mumford, or Rose’s employment is terminated by the Company for “cause,” the executive shall not be entitled to any severance payments or benefits.

If, prior to a change-in-control, Messrs. DeNicola, Mumford, or Rose’s employment is terminated by us (except for “cause”), or if Messrs. DeNicola, Mumford, or Rose terminate his employment for “good reason,” the Company will provide the executive with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) one year’s base salary in effect at termination plus (ii) the executive’s annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his date of termination, but not later than the remaining term of the option or SARs, and (c) all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards shall be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards.

If, prior to a change-in-control, Mr. Utt is terminated by us (except for “cause”), or if Mr. Utt terminates his employment for “good reason,” the Company will provide Mr. Utt with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) two times his base salary in effect at termination plus (ii) two times his annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his date of termination, but not later than the remaining term of the option or SARs, (c) with the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to Mr. Utt by the Company will be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards, and (d) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate), until such time as the Company no longer maintains a medical plan.

If both (1) a change-in-control occurs and (2) on, or within two years after the change-in-control, the Company involuntarily terminates Messrs. Utt, DeNicola, Mumford, or Rose’s employment or Messrs. Utt, DeNicola, Mumford, or Rose terminates his employment for “good reason” then, the Company will provide them with the following change-in-control termination benefits: (a) a lump sum cash payment equal to the sum of: (i) two times (three times with respect to Mr. Utt) the executive’s base salary in effect at termination (or, if higher, the executive’s base salary in effect immediately prior to the change-in-control) plus (ii) two times (three times with respect to Mr. Utt) the executive’s annual target bonus opportunity, (b) the executive’s unearned bonus under Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (c) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than 74 days following the executive’s termination of employment with the Company, (d) all of the outstanding stock options, SARs, restricted stock and restricted stock unit awards, and other equity based awards granted by the Company to the executive that are not performance awards shall become fully vested and immediately exercisable or payable in full on the effective date of the release required under the agreement, provided such release is timely executed by the executive following his termination of employment with the Company, (e) all performance award units other than those that are covered under the Company’s annual cash incentive plan shall be prorated to the date of termination and paid on actual performance at the end of the performance period, but not later than March 15th following the end of the performance period, (f) all account balances in any supplemental and/or non-qualified retirement plans shall become fully vested, (g) a gross-up payment, (h) welfare plan costs equal to two times (three times with respect to Mr. Utt) the total annual cost to the executive and the Company of the medical, dental, life, and disability benefits provided to the executive and the executive’s eligible dependents by the Company for the year of the executive’s termination, and, with respect to only Mr. Utt, (i) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the COBRA rate), until such time as the Company no longer maintains a medical plan.

Our Compensation Committee understands that in light of the current financial crisis, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, our Compensation Committee is committed to rejecting any proposals that request new excise tax gross-ups.

Determination of Appropriate Payment and Benefit Levels Under the Various Circumstances that Trigger Payments and Benefits

Our Compensation Committee engaged Hewitt to assist in the development of the Agreement. In February 2008, Hewitt presented a comprehensive overview of market practices of severance and change-in-control benefits among our E&C Peer Group, as well as, Hewitt’s knowledge of general market practices and emerging trends. In addition, Hewitt provided the Compensation Committee with a proposed severance and change-in-control program that was consistent with the median of our E&C Peer Group. Our Compensation Committee elected to move forward with the proposed program, except that the Compensation Committee wanted to make severance payments (without a change-in-control) more difficult to trigger as compared to the terms of the companies in the E&C Peer Group. Further, while not common practice among the E&C Peer Group, our Compensation Committee elected to add a broad two-year clawback provision. Our Compensation Committee asked its Chairman to work with Hewitt, in-house legal counsel, and outside legal counsel to prepare the Agreement consistent with these suggestions. In May 2008, Hewitt presented the revised program, with all the potential costs associated with the suggested Agreement. After further review, and advise from outside legal counsel that the Agreement was more favorable to KBR than our peer companies with respect to severance (without a change-in-control) payment triggers and that it was consistent with our peer companies with respect to severance following a change-in-control, our Compensation Committee approved the Agreement in May 2008.

Material Conditions or Obligations Applicable to the Receipt of Payments or Benefits

As a condition to receive the severance benefits upon a termination by us (except for “cause”) or a resignation by the executive for “good reason,” the executives must first execute a release and full settlement agreement. The Agreement also contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. With the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, the Agreement provides that all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to the executives by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination. An exception was made for Mr. Utt as a compromise for him to give up his rights to full vesting of his restricted stock upon severance under his former employment agreement.

Other Material Factors

Our Compensation Committee does not have discretion in determining post termination payments other than the ability to amend agreements to increase payment upon post termination.

Effective as of December 31, 2008, the form severance and change-in-control agreement was amended to comply with the final regulations of section 409A of the Internal Revenue Code.

Employment Agreements

We entered into employment agreements with Mr. Utt as of March 15, 2006, Mr. Burgher as of November 7, 2005, and Mr. Stanski as of August 1, 2004. Mr. Utt’s employment agreement was replaced, effective December 31, 2008, with the severance and change-in-control agreement described in the above section. Mr. Burgher’s employment agreement was terminated upon Mr. Burgher’s termination of employment with the Company on March 5, 2008. Mr. Stanski’s employment agreement was terminated upon Mr. Stanski’s termination of employment with the Company on March 17, 2009. Prior to his termination of employment, Mr. Stanski was eligible to participate in our Performance Pay Plan and to receive long-term incentive awards under the KBR Stock and Incentive Plan.

Circumstances that Would Trigger Payments and Benefits

Mr. Stanski’s employment agreement did not provide for any payments upon the occurrence of a change-in-control. Under Mr. Stanski’s employment agreement, “cause” and “good reason” were defined as follows:

“Cause” means (a) the employee’s gross negligence or willful misconduct in the performance of the duties and services required of the employee pursuant to the employment agreement, (b) the employee’s final conviction of a felony, (c) a material violation of KBR’s Code of Business Conduct, or (d) the employee’s material breach of any material provision of the employment agreement which remains uncorrected for 30 days following notice of the breach. Determination as to whether or not “cause” exists for termination of an employee’s employment will be reasonably made by our Compensation Committee, or its delegate, in good faith.

“Good reason” means (a) a termination of employment by the employee because of a material breach by the Company of any material provision of the employment agreement that remains uncorrected for 30 days after notice of the breach or (b) a termination of employment by the employee within 6 months after a material reduction in the employee’s rank or responsibility with the Company.

Under Mr. Stanski’s employment agreement, if Mr. Stanski voluntarily terminated his employment other than for a “good reason” or due to death, permanent disability or retirement, or if Mr. Stanski was terminated by us for “cause,” Mr. Stanski would receive (a) his pro rata base salary through the date of such termination and (b) any individual annual incentive compensation not yet paid but earned and payable under KBR’s Performance Pay Plan for the year before the year of termination, but shall not be entitled to any annual incentive compensation for the year in which he terminated employment, or any other payments or benefits, except for any that may be payable under KBR’s employee benefit plans.

If Mr. Stanski’s employment was terminated by us without “cause” or if Mr. Stanski terminated his employment for “good reason,” his employment agreement provided for (a) a lump sum cash severance benefit equal to one year’s base salary as in effect at termination, (b) either (i) a lump sum cash payment equal to the value of restricted shares that will automatically be forfeited on the date of termination of employment or (ii) full vesting of outstanding restricted shares, and (c) any individual incentive compensation earned under KBR’s Performance Pay Plan for the year of termination, determined as if he had remained employed by us for the entire year.

Determination of Appropriate Payment and Benefit Levels Under the Various Circumstances that Trigger Payments and Benefits

Mr. Stanski’s employment agreement was entered into with the Company prior to the Company’s separation from Halliburton. Mr. Stanski’s employment agreement, thus, generally reflected the same termination benefits that were maintained by Halliburton.

Material Conditions or Obligations Applicable to the Receipt of Payments or Benefits

Pursuant to Mr. Stanski’s employment agreement, Mr. Stanski was required to execute a release and comply with confidentiality provisions in order to receive the severance benefits upon a termination by us (except for “cause”) or a resignation by the employee for “good reason.”

Other Material Factors

Our Compensation Committee does not have discretion in determining post termination payments other than the ability to amend agreements to increase payment upon post termination.

Effective as of December 31, 2008, Mr. Stanski’s employment agreement was amended to comply with the final regulations of section 409A of the Internal Revenue Code.

KBR Stock and Incentive Plan and Transitional Stock Adjustment Plan

The KBR Stock and Incentive Plan and the Transitional Stock Adjustment Plan (collectively, the “Stock Plans”) both allow for the acceleration of vesting upon the occurrence of a change-in-control as defined in each respective plan. Generally, a change-in-control is triggered upon any of the following: (a) a person acquires 20% or more of the voting power of the Company, (b) the majority of our Board of Directors changes, (c) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (d) a complete liquidation or dissolution of the Company, or (e) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets. However, the acceleration of vesting upon the occurrence of a change-in-control provided under the Stock Plans does not apply to the senior executives, including Messrs. Utt, DeNicola, Mumford, and Rose, who entered into the severance and change-in-control agreement (the “Agreement”) described in the section titled “Severance and Change-in-Control Agreements.” This provision applied to Mr. Stanski because he did not enter into the Agreement; however, this provision was not applicable to Mr. Stanksi’s voluntary termination from the Company. The Stock Plans provide single-trigger change-in-control vesting of restricted stock, restricted stock units, and performance awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We perform many of our projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, we often provide engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where we provide services to a joint venture that we control and therefore consolidate for financial reporting purposes, we eliminate intercompany revenues and expenses on such transactions. In situations where we account for our interest in the joint venture under the equity method of accounting, we do not eliminate any portion of our revenues or expenses. We recognize the profit on our services provided to joint ventures that we consolidate and joint ventures that we record under the equity method of accounting primarily using the percentage-of-completion method.

Total revenue from services provided to our unconsolidated joint ventures recorded in our consolidated statements of operations were $202 million for the year ended December 31, 2008. Profit on transactions with our joint ventures recognized in our consolidated statements of operations were $28 million for the year ended December 31, 2008.

RELATED PERSON POLICIES

Our Board of Directors has adopted a policy requiring its approval of any transactions involving our directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to us or the related person;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires KBR’s directors and executive officers, and persons who own more than ten percent of a registered class of KBR’s equity securities, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock of KBR.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2008 and during 2009 through the date of this proxy statement, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

DIRECTOR COMPENSATION

All non-employee Directors receive an annual retainer of $45,000 and an attendance fee of $1,500 for each board or board committee meeting attended in person and $500 for each board or board committee meeting attended by telephone, plus incurred expenses where appropriate. The Chairman of each committee also receives an additional annual retainer as follows: Nominating and Corporate Governance—$10,000; Audit—$7,500; Compensation—$5,000; Health, Safety and Environment—$5,000. As recommended by our Nominating and Corporate Governance Committee, in 2008, each of our non-employee Directors received an annual award of 3,900 shares of restricted stock units under the KBR Stock and Incentive Plan. The vesting period is six-month cliff vesting.

Periodically, our Nominating and Corporate Governance Committee reviews the competitiveness of the compensation of our non-employee Directors. The results of such a review were presented to the Compensation Committee in December 2007 with regard to the compensation of our non-employee Directors for 2008. A review was also conducted in 2008, although no changes have yet been made with regard to the compensation of our non-employee Directors for 2009.

The following table sets forth certain information with respect to KBR’s director compensation for non-employee Directors during the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jeffrey E. Curtiss	78,000	156,873	—	—	—	15,002	249,875
Richard J. Slater	70,500	156,873	—	—	—	25,386	252,759
Frank W. Blount	81,500	143,679	—	—	—	12,308	237,487
Loren K. Carroll	76,750	140,681	—	—	—	845	218,276
John R. Huff	73,500	140,681	—	—	—	4,170	218,351
Lester L. Lyles	62,500	152,872	—	—	—	14,728	230,100

(1)	Directors who were also full-time officers or employees of KBR received no additional compensation for serving as directors.
(2)	The amounts in column (c) reflect the dollar amounts recognized for 2007 and 2008 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” for awards pursuant to the KBR Stock and Incentive Plan, with a grant date fair value of $21.96 per share for the April 13, 2007 grants to Messrs. Carroll, Curtiss, Huff, and Slater, with a grant date fair value of $26.40 for the June 27, 2007 grant to Mr. Blount, with a grant date fair value of $40.02 for the November 1, 2007 grant to Mr. Lyles, and with a grant date fair value of $31.92 per share for the January 29, 2008 grants to each of our non-employee Directors.
(3)	The amounts in column (g) reflect dividends paid on the vested portion of the stock awarded in 2008 and, with the exception of Mr. Carroll, spousal travel expenses.

AUDIT COMMITTEE REPORT

KBR’s Audit Committee operates under a written charter, a copy of which is available on KBR’s website, www.kbr.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

KBR’s management is responsible for preparing KBR’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants. In fulfilling our oversight role for the year ended December 31, 2008, under the Audit Committee’s charter, we:

•	reviewed and discussed KBR’s audited financial statements with management;

•

discussed with KPMG LLP, KBR’s principal independent accountants, the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from KPMG LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

•	discussed with KPMG its independence.

Based on our:

•	review of the audited financial statements;

•	discussions with management;

•	discussions with KPMG LLP; and

•	review of KPMG LLP’s written disclosures and letter,

we recommended to the Board of Directors that the audited financial statements be included in KBR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services. In our judgment the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

Respectfully submitted,

THE AUDIT COMMITTEE OF DIRECTORS

Jeffrey E. Curtiss, Chairman

Loren K. Carroll

Lester L. Lyles

March 4, 2009

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed or expected to be billed for audit-related, tax and all other services rendered by KPMG during those periods.

Thousands of dollars	2008	2007
Audit fees(a)	$7,429	$7,837
Audit-related fees(b)	121	312
Tax fees(c)	548	2,639
All other fees(d)	0	0

Total	$8,098	$10,788

(a)	Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2008 and December 31, 2007. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, and review of registration statements.
(b)	Audit-related fees primarily include professional services rendered by KPMG for audits of our employee benefit plans and audits of some of our subsidiaries relating to transactions.
(c)	Tax fees consist of the aggregate fees billed for professional services rendered by KPMG for federal, state and international tax compliance and advice.
(d)	All other fees consist of the aggregate fees billed for products and services provided by KPMG, other than the services described in notes (a) through (c) above.

Pre-Approval Policy

The Audit Committee is directly responsible for appointing, setting compensation for and overseeing the work of KPMG, our principal independent registered public accounting firm. The Audit Committee has established written pre-approval policies requiring approval by the Audit Committee of all services to be provided by KPMG and all audit services provided by other independent accountants. The policy provides that all audit, audit-related and tax services to be provided by KPMG will be described in a written plan submitted to the Audit Committee annually for pre-approval. The Audit Committee, its Chairman or another Audit Committee member designee must pre-approve any audit, audit-related or tax services to be provided by KPMG that were not submitted for annual pre-approval if the fees to be paid for such services will exceed $150,000. All other services for fees in excess of $50,000 must be specifically approved in the same manner as audit, audit-related and tax services greater than $150,000.

The policy also provides that all audit services to be provided by independent public accountants other than KPMG will be described in writing and presented to the Audit Committee by our Chief Accounting Officer annually for pre-approval. Any audit services not included in the annual pre-approved plan must be approved in the same manner as unplanned audit, audit-related and tax services to be provided by KPMG.

As permitted by the SEC, to ensure prompt handling of unexpected matters, our policy allows for the delegation of the Audit Committee’s pre-approval authority under the policy to the Chairman or another member of the Audit Committee designated by the Audit Committee or the Chairman. Any pre-approval decisions by the Audit Committee Chairman or other Audit Committee designee will be reported to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

PROPOSAL No. 2

RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of KBR and its predecessor beginning with the year ended December 31, 2004. A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment by the Audit Committee of the Board of Directors of that firm as independent registered public accounting firm to audit the consolidated financial statements of KBR as of and for the year ending December 31, 2009. The engagement of KPMG LLP was made by the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in KBR. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with KBR in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from stockholders.

Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Audit Committee of the Board of Directors has decided to ask our stockholders to ratify this appointment.

The proposal to ratify the appointment of KPMG LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The Audit Committee of the Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2009. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 3

STOCKHOLDER PROPOSAL

Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of 300 shares of KBR common stock, has notified us that he intends to present the following proposal at our Annual Meeting. The Company is not responsible for the contents of this proposal or supporting statement:

RESOLVED: To amend the Bylaws, by inserting at the end of Article III the following new section:

Section 13. Board Committee on Human Rights. There is established a Board Committee on Human Rights, which is created and authorized to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

The Board of Directors is authorized in its discretion consistent with these Bylaws, the Articles of Incorporation and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to stockholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

The proposed Bylaw section would establish a Board Committee on Human Rights which would review and make policy recommendations regarding human rights issues raised by the company’s activities and policies. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmark or reference documents.

KBR’s Statement in Opposition to Proposal No. 3

The Board of Directors believes this proposal is not in the best interests of KBR or its stockholders and recommends a vote AGAINST it.

Our Board of Directors and management are fully committed to KBR’s mission, vision and values, which support and promote the improvement of human rights around the world. As reported on our corporate website at www.kbr.com, our daily mission is: “To safely deliver any project, any time, in any environment for the benefit of our customers, shareholders, employees and the communities we serve.”

In carrying out our mission, we have earned a global reputation of a commitment to safety. We share the proponent’s ongoing concerns for human rights and we are continually working to promote human rights within our business practices and the communities in which we operate. In addition, we closely monitor health and safety issues through our separate Health, Safety and Environment (HSE) Committee of independent directors, which reports to the full Board of Directors.

Our Code of Business Conduct, employee policies and guidelines embody not only compliance with the law on human rights, including laws prohibiting discrimination, harassment and coerced and child labor, but also ethical principles to be applied in the everyday work of the Company. These ethical principles include honesty, integrity and fair-dealing, as well as the improvement of working conditions for our employees. Our Code of Business Conduct contains the specific policies adopted by the Board of Directors and is available on our website at www.kbr.com, by clicking on “About KBR,” then “Corporate Governance,” then “Code of Business Conduct.”

KBR enforces its Code of Business Conduct and other policies affecting workplace human rights through a well-developed training and compliance program. Each of our approximately 57,000 employees worldwide, and those of our majority-owned joint ventures, is required to participate in training on the Code of Business Conduct each year. Part of that training includes educating our employees of their obligation to report potential violations of our Code of Business Conduct so that such allegations may be thoroughly investigated. Each employee is informed repeatedly, through the Code of Business Conduct training, printed media and video monitors throughout our offices, of the ability to make anonymous reports, with the assistance of a translator, if needed, through our Ethics Hotline, which is operated 24 hours a day. Allegations are investigated as appropriate, either by KBR personnel or a third party and when required, brought to the attention of the Audit Committee or the Board of Directors.

In 2008, we also required each of our employees around the world to participate in training on our “Trafficking in Persons” policy, which applies to all KBR employees, KBR subcontractors and subcontractor employees. The training was designed to reinforce our policy against trafficking in persons, including deceptive hiring practices, illegal treatment of third country nationals and substandard worker living conditions. Through the training, KBR has clearly and repeatedly communicated a zero-tolerance policy with respect to trafficking in persons and forced labor. The Ethics Hotline is available to report potential violations of this policy and the Audit Committee and the Board of Directors are informed of any investigations that merit their attention.

Our suppliers and subcontractors are also contractually required to abide by our Code of Business Conduct and to report possible violations directly to KBR management or through the Ethics Hotline. KBR is in the process of communicating with each significant supplier to our Government and Infrastructure business unit to reinforce this obligation and urge reporting of any suspected violations.

KBR also seeks to improve the quality of life in the communities in which its employees live and work through our charitable giving program, which includes monetary contributions, in-kind contributions, employee involvement and employee giving programs. In 2008, we provided over $2 million of funding and sponsorship to a number of organizations whose missions align with our focus on education, health and environment.

As described above, KBR’s management and Board of Directors are already devoting substantial resources and attention to human rights issues, as embodied in our mission, vision and values, our Code of Business Conduct and our continued commitment to improving the lives of our employees and others within the communities in which we operate. For these reasons, we do not believe that the proponent’s proposal to establish another committee of the Board to oversee these activities is necessary or a good use of company resources.

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 3. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 4

STOCKHOLDER PROPOSAL

The New York City Police Pension Fund, owner of 136,376 KBR shares, The New York City Teachers’ Retirement System, owner of 167,274 KBR shares, the New York City Employees’ Retirement System, owner of 151,205 KBR shares and the New York City Board of Education Retirement System, owner of 16,600 KBR shares, through their custodian and trustee, The Office of the Comptroller of the City of New York City, 1 Centre Street, New York, New York 10007-2341, have notified us that they intend to present the following proposal at our annual meeting. The Company is not responsible for the contents of this proposal or supporting statement:

WHEREAS, KBR, Inc., is the largest contractor with the US government in Iraq, with 14,000 employees in that country providing logistical support to the US armed forces, and

WHEREAS, KBR has been accused by Defense Department auditors and members of Congress of serious irregularities relating to the performance of the company’s contractual obligations in Iraq, including inflated prices for delivered goods, overcharges, and false charges for services not rendered, (“Pentagon Finds Company Violated It’s Contract for Electrical Work in Iraq”, New York Times, 10/28/08; “Iraq: KBR Faulted On Water Provided to Soldiers”, Washington Post 3/11/08; Audit of KBR Iraq Contract Faults Records for Fuel, Food”, Washington Post, 6/25/07; “Bribery Network to Bloat War Costs is Alleged”, New York Times, 7121/07), and

WHEREAS, KBR has been charged in civil actions filed in the US with participating in human rights abuses relating to treatment of its contract employees, including collusion in suppression of evidence relating to abuses and human trafficking (“KBR, Partner in Iraq, Sued in Human Trafficking Case”, Washington Post 8/28/08, “Federal Judge Rules Iraq ‘Gang Rape Victim’ Can Seek Trial in US” Times of London, 5/12/08),

THEREFORE, shareholders request that the company establish a committee of independent directors to review allegations of financial misconduct and human rights abuses on the part of the company and it’s employees in Iraq, and to report to shareholders on it’s findings with recommendations for improved oversight of the company’s international operations.

KBR’s Statement in Opposition to Proposal No. 4

The Board of Directors believes this proposal is not in the best interest of KBR or its stockholders and recommends a vote AGAINST it.

KBR’s commitment to its customers, including the U.S Army, is well established over its history of over a century of business, beginning with the founding of M.W. Kellogg in 1901. More recently, in 2001 KBR was awarded the LOGCAP III contract to provide global support to the U.S. Army during contingency events. This relationship with the U.S. Army has resulted in primarily “excellent” performance ratings. One aspect of the performance ratings includes input from government auditors on the financial management of the contract by KBR. With regard to the ongoing management of our LOGCAP III contract, we are engaged with the Government Contracting Officer on a daily basis and have satisfactorily resolved a number of disputes regarding the contract. We are working diligently with the Government Contracting Officer to resolve any outstanding disputes in a timely manner. KBR’s excellent service and commitment to deliver in the harshest conditions was recognized with the award of the new U.S. Army logistics contract, LOGCAP IV in April 2008.

As with all of our operations and employees around the world, our employees and subcontractors operating in Iraq and Afghanistan are subject to and governed by our Code of Business Conduct, which contains the legal and ethical directives by which employees and agents of the company are expected to conduct its business. As discussed in Proposal No. 3 above, KBR has an extensive program of training and enforcement of its Code of Business Conduct and investigates all potential violations of its Code, reporting to the Audit Committee and the Board of Directors as appropriate. Our Board of Directors includes a majority of directors who meet the standards for independence established by applicable laws and regulations as well as the more stringent standards of proxy analyst firms such as Risk Metrics. Our Audit Committee is composed solely of directors meeting these independence standards. In addition, we closely monitor health and safety issues through our separate Health, Safety and Environment (HSE) Committee of independent directors, which reports to the full Board of Directors.

The Code of Business Conduct specifically addresses internal accounting controls, procedures and records and establishes the guidelines and procedures related to keeping books and records that in reasonable detail accurately and fairly reflect KBR’s transactions and disposition of assets. KBR’s Audit Services department is charged with auditing compliance with these policies of the Code of Business Conduct and reporting its findings to the Audit Committee of the Board of Directors. The internal accounting controls and books and records pertaining to our contracts with the U.S. Army are covered by this policy and included in the internal audits conducted by the KBR Audit Services department. In accordance with the Sarbanes-Oxley Act of 2002, all significant matters involving accounting, internal controls or auditing communicated through the Ethics Hotline or the email address published on the company’s website, will be brought to the attention of the Chairman of the Audit Committee.

KBR’s management and Board of Directors are informed of all significant investigations regarding alleged violations of KBR’s Code of Conduct. KBR’s Board of Directors and the Audit Committee regularly review matters involving KBR’s financial standards and reporting, including matters such as those discussed by the proponent. The proponent’s suggestion of establishing a committee of independent directors to review allegations arising out of KBR’s operations in Iraq is unnecessary, as it has already been substantially implemented in the normal operation of the Board of Directors and its committees.

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals for 2010 Annual Meeting and Director Nominations

If you wish to present a proposal to be considered for inclusion in our proxy material for our Annual Meeting of Stockholders to be held in 2010, you must submit the proposal in writing to our Corporate Secretary at 601 Jefferson Street, Suite 3400, Houston, Texas 77002, and we must receive your proposal not later than December 5, 2009 (the 120th day prior to April 5, 2010, the date on which we estimate that we will send our materials for our 2010 Annual Meeting of Stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Exchange Act.

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting of Stockholders, we must have received notice of the proposal not earlier than January 20, 2010, nor later than February 19, 2010 (the 120th and 90th days, respectively, prior to May 20, 2010, the intended date of the 2010 Annual Meeting of Stockholders). Your proposal must comply with Article I, Section 9 of our Bylaws.

A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require KBR to include the proposed nominee or business in KBR’s proxy solicitation materials.

Proxy Solicitation Costs

The proxies accompanying this proxy statement are being solicited by KBR. The cost of soliciting proxies will be paid by KBR. We have retained Laurel Hill Advisory Group LLC to aid in the solicitation of proxies. For these services, we will pay Laurel Hill Advisory Group LLC $7,500 and reimburse it for out-of-pocket expenses. Some of the executive officers and other employees of KBR also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. KBR will, upon request, reimburse banks, brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of KBR common stock.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented at the 2009 Annual Meeting of Stockholders other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting of Stockholders for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

ADDITIONAL INFORMATION AVAILABLE

KBR files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to KBR’s Investor Relations Department at 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

ATTN: JEFF KING

601 JEFFERSON STREET, SUITE 3400 HOUSTON, TX 77002

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by KBR, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to KBR, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KBRIN1

KEEP THIS PORTION FOR YOUR RECORDS

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

KBR, INC.

Vote On Directors

The Board of Directors recommends a vote FOR proposal No. 1.

1. To elect two Class III directors to serve for the ensuing three years and until their successors shall be elected and shall qualify;

Nominees for Class III director—Term Ending 2012:

01) W. Frank Blount 02) Loren K. Carroll

For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

0 0 0

Company Proposals —The Board of Directors recommends a vote FOR proposal No. 2. For Against Abstain

2. To ratify the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR, Inc. 0 0 0 for the year ending December 31, 2009;

Stockholder Proposals—The Board of Directors recommends a vote AGAINST proposals No. 3 and 4.

3. To create a board committee on human rights; and 0 0 0

4. To establish a committee of independent directors to review alleged financial misconduct and human rights abuses by the company in Iraq. 0 0 0

Yes No

Please indicate if you plan to attend this meeting. 0 0

Yes No

Please indicate if you would like to keep your vote confidential 0 0 under the current policy.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Notice of Annual Meeting of Stockholders to be Held May 14, 2009

The undersigned stockholder of KBR, Inc., a Delaware corporation, hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 30, 2009, and hereby appoints William P. Utt and Jeffrey B. King, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of KBR, Inc. to be held on May 14, 2009 at 9:00 a.m. CDT, at The Texas Room, 601 Jefferson, Houston, TX, 77002, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN THIS PROXY STATEMENT; FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009; AGAINST EACH OF THE STOCKHOLDER PROPOSALS, AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, please mark, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

SEE REVERSE SEE REVERSE SIDE CONTINUED AND TO BE SIGN ED ON REVERSE SIDE SIDE